UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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ADVANTA CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WELSH AND MCKEAN ROADS
P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 4, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the “Company”) will be held at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Monday, June 4, 2007 at 1:00 p.m. (the “Meeting”) for the following purposes:

1.	To elect two directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2.	To consider and act upon a proposal to approve the Advanta Corp. Office of the Chairman Cash Bonus Plan.

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

4.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Friday, April 20, 2007 as the record date for the Meeting. Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You may also vote by telephone or through the Internet by following the instructions on your proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

Elizabeth H. Mai
Secretary

Dated: May 8, 2007

TABLE OF CONTENTS

ANNUAL MEETING OF STOCKHOLDERS TO
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
COMPENSATION DISCUSSION AND ANALYSIS
AMIP VI
Stock Options
COMPENSATION COMMITTEE REPORT
EXECUTIVE AND DIRECTOR COMPENSATION
Option Exercises and Stock Vested During 2006
Estimated Payments on Termination or Change in Control
COMPENSATION OF DIRECTORS
PROPOSAL 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL 2: APPROVAL OF ADVANTA CORP. OFFICE OF THE CHAIRMAN CASH BONUS PLAN
PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRE-APPROVAL POLICY FOR SERVICES BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT FEES
STOCKHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
HOUSEHOLDING INFORMATION
Appendix A
ADVANTA CORP. OFFICE OF THE CHAIRMAN CASH BONUS PLAN

WELSH AND MCKEAN ROADS
P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON MONDAY, JUNE 4, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp., a Delaware corporation (the “Company”), to be used at the Annual Meeting of Stockholders (the “Meeting”), to be held at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Monday, June 4, 2007 at 1:00 p.m., and any adjournments or postponements of the Meeting. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company’s Class A Common Stock and Class A Preferred Stock on or about May 8, 2007.

The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

You can vote your shares by executing and returning the enclosed proxy card, or vote by telephone or through the Internet. If you properly submit your proxy by any of these methods, and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you properly submit your proxy but do not provide instructions, your shares will be voted “FOR” the election of the two nominees for the Board of Directors, “FOR” the approval of the Advanta Corp. Office of the Chairman Cash Bonus Plan and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by properly submitting a proxy bearing a later date or by attending the Meeting and voting in person.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting and vote your shares in person, you must obtain a legal proxy from your bank, broker or nominee and bring the proxy to the Meeting.

The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained Mellon Investor Services LLC to assist in the search for, and distribution of proxies to, beneficial owners of the Company’s Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $3,500, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of the Company’s Class A Common Stock and Class A Preferred Stock. Beneficial owners of shares of Class B Common Stock, who are not entitled to vote at the Meeting, also will receive all proxy material (other than the proxy card itself) and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The expenses of such additional mailing will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

Only holders of record of the Company’s Class A Common Stock and Class A Preferred Stock at the close of business on April 20, 2007 are entitled to notice of, and to vote at the Meeting. On that date the Company had outstanding 9,606,862 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

Quorum Requirements

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Broker Authority to Vote

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. With regard to the election of directors (Proposal 1), votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights. With regard to the proposal to approve the Advanta Corp. Office of the Chairman Cash Bonus Plan (Proposal 2), the approval of a majority of shares present in person or by proxy and entitled to vote is required. Under applicable Delaware law, abstentions with respect to Proposal 2 will have the same effect as votes against the proposal and, because brokers will not have discretionary authority to vote their customers’ unvoted shares with respect to Proposal 2, broker non-votes will have no effect on the outcome of the vote on the proposal. With regard to the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3), the approval of a majority of shares present in person or by proxy and entitled to vote is required. Brokers will generally have discretionary authority to vote their customers’ unvoted shares with respect to Proposal 3. As a result, under applicable Delaware law, abstentions and broker non-votes with respect to Proposal 3 will have the same effect as votes against the proposal.

Beneficial Owners of More Than Five Percent of Voting Securities

The following table sets forth information as of April 1, 2007 (unless otherwise specified), about any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name.

		Amount and
		Nature of
		Beneficial		Percent
Title of Class	Name and Address of Beneficial Owner	Ownership		of Class

Class A Preferred	Gisela Alter(1)	1,010		100.00%
Class A Common	Dennis Alter(1)	3,046,067	(2)(3)(4)(5)	31.71%
	AXA Financial, Inc.(6)	606,518		6.3%
	Advanta Corp. Employee Stock Ownership Plan(7)	931,260		9.69%
	Dimensional Fund Advisors Inc.(8)	620,612		6.46%

(1)	The address for Gisela Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2)	Includes 551,695 shares owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes: 454,703 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 41,399 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and 200,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by Gisela Alter, the wife of Dennis Alter.

(5)	Does not include shares held in trust for the benefit of employees of the Company participating in the Advanta Corp. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Alter is a trustee. As of December 31, 2006, the ESOP held 931,260 shares as follows: 199,027 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 732,233 shares which, as of December 31, 2006, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)). Mr. Alter disclaims beneficial ownership of the 732,233 unallocated shares held by the ESOP.

(6)	Information as to shares held by AXA Financial, Inc. is based solely on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 13, 2007, whereby each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”) and AXA reported that it has sole voting power as to 283,670 shares and sole dispositive power as to 606,518 shares, or 6.3% of the class. In addition, AXA Financial, Inc. reported that it has no voting or dispositive power over these shares. According to the Schedule 13G: (a) the Mutuelles AXA, as a group, acts as the parent holding company with respect to the holdings of certain AXA entities; (b) AXA owns AXA Financial, Inc. and acts as the parent holding company with respect to the holdings of AXA Rosenberg Investment Management LLC; (c) and AXA Financial, Inc. acts as the parent holding company with respect to the holdings of (i) Alliance Bernstein, L.P., an investment adviser, and (ii) AXA Equitable Life Insurance

Company, an insurance company and an investment advisor. The address of the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.

(7)	The ESOP has sole voting power as to 732,233 unallocated shares and shared voting power as to 199,027 shares that have been allocated to ESOP participants. The allocated shares are voted by the ESOP trustees as directed by ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). The ESOP trustees are Messrs. Alter, Rosoff, Olafsson, and Stolper. The address of the ESOP is Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(8)	Information as to shares held by Dimensional Fund Advisors Inc. (“Dimensional”) is based solely on a Schedule 13G filed with the SEC on February 9, 2007. Dimensional has sole voting and dispositive power with respect to 620,612 shares, or 6.46% of the class. According to its Schedule 13G, Dimensional possesses investment and/or voting power over the shares in its role as financial advisor to four investment companies which own the shares. Dimensional disclaims beneficial ownership of the shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth certain information as of April 1, 2007 about the amount of Class A Common Stock and Class B Common Stock beneficially owned by: (i) each director and nominee for director of the Company; (ii) each person who served during 2006 as the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and each of the Company’s three other most highly compensated executive officers whose compensation exceeded $100,000 during 2006 and who were serving as executive officers at the end of 2006 (the “Named Executive Officers”); and (iii) all current directors and executive officers as a group. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable within 60 days from April 1, 2007. None of the Company’s executive officers or directors beneficially owns any shares of the Class A Preferred Stock.

	Class A Common			Class B Common
	Amount and			Amount and
	Nature of			Nature of
	Beneficial	Percent		Beneficial	Percent
	Ownership	of Class		Ownership(1)	of Class

Named Executive Officers/Directors
Dennis Alter(2)(3)(4)(5)	3,046,067	31.71%		2,246,291	10.55%
William A. Rosoff(5)(6)(7)	1,320		*	1,263,530	6.29%
Named Executive Officers
Philip M. Browne(8)	40,002		*	278,924	1.43%
Christopher J. Carroll	695		*	35,220	*
John F. Moore	1,082		*	42,152	*
Directors
Robert S. Blank	200		*	46,500	*
Max Botel	1,500		*	15,250	*
Dana Becker Dunn	0		*	2,250	*
Thomas Costello	0		*	0	*
Ronald Lubner	0		*	40,893	*
Olaf Olafsson(5)	0		*	156,500	*
Michael A. Stolper(5)(9)	0		*	64,750	*
All current executive officers and directors as a group (13 persons)(1)(2)(3)(4)(5)(6)(7)(8)(9)	3,092,092	32.19%		4,259,312	19.02%

*	Represents less than 1% of the indicated class of the Company’s Common Stock outstanding as of April 1, 2007.

(1)	Includes beneficial ownership of shares of Class B Common Stock issuable pursuant to the exercise of stock options that are currently exercisable or will become exercisable within 60 days from April 1, 2007, as follows: Mr. Alter, 1,900,000 shares; Mr. Rosoff, 720,000 shares; Mr. Browne, 150,000 shares and 10,937 shares owned by his wife as to which Mr. Browne disclaims beneficial ownership; Mr. Carroll, 10,500 shares; Mr. Moore, 10,750 shares; Mr. Blank, 46,500 shares; Mr. Botel, 6,750 shares; Ms. Becker Dunn, 2,250 shares; Mr. Lubner, 9,000 shares; Mr. Olafsson, 64,500 shares; Mr. Stolper, 58,500 shares; and all current executive officers and directors as a group, 3,016,062 shares.

(2)	Includes 551,695 shares of Class A Common Stock owned by a trust of which Linda Alter, the sister of Dennis Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes: 454,703 shares of Class A Common Stock and 14,418 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 41,399 shares of Class A Common Stock and 12,285 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and 200,000 shares of Class A Common Stock and 975 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by the wife of Dennis Alter.

(5)	Does not include shares held in trust for the benefit of employees of the Company participating in the ESOP as to which Messrs. Alter, Rosoff, Olafsson and Stolper are trustees. As of December 31, 2006, the ESOP held 931,260 shares of Class A Common Stock as follows: 199,027 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 732,233 shares which, as of December 31, 2006, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). Each of Messrs. Alter, Rosoff, Olafsson and Stolper disclaims beneficial ownership of the 732,233 unallocated shares held by the ESOP.

(6)	Does not include 200,000 shares of Class A Common Stock and 975 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Rosoff has shared voting and dispositive power. Mr. Rosoff disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

(7)	Includes 139,536 shares of Class B Common Stock held in a margin account that may from time-to-time be pledged as collateral.

(8)	Includes 1,186 shares of Class A Common Stock and 14,723 shares of Class B Common Stock held by Mr. Browne’s wife. Mr. Browne disclaims beneficial ownership of all such shares.

(9)	Does not include 454,703 shares of Class A Common Stock and 14,418 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Stolper has shared voting and dispositive power. Mr. Stolper disclaims beneficial ownership of all such shares. These shares are reflected in the ownership table under Mr. Alter’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the

“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of those reports which it has received, and written representations from the Company’s officers and directors who are Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 2006 through December 31, 2006 were made on a timely basis except as follows. With respect to each of Dennis Alter, Philip Browne, Christopher Carroll, John Moore, William Rosoff and David Weinstock, one Form 4 reporting one transaction was not timely filed; Form 4s were subsequently filed for each of them.

Equity Compensation Plan Information

The following table gives information about equity awards under our 2000 Omnibus Stock Incentive Plan and our Employee Stock Purchase Plan as of December 31, 2006.

(In thousands, except weighted average exercise price)
	(a)		(b)	(c)
Number of Securities
Remaining Available for
	Number of Securities to be			Future Issuance under
	Issued upon Exercise of		Weighted Average Exercise	Equity Compensation Plans
	Outstanding Options,		Price of Outstanding Options,	(excluding securities
Plan Category	Warrants and Rights		Warrants and Rights	reflected in column (a))

Equity compensation plans approved by stockholders	4,946	(1)	$16.32	5,571	(2)
Equity compensation plans not approved by stockholders(3)	—		—	—

Total	4,946		$16.32	5,571	(2)(3)

(1)	Does not include 825 thousand shares of restricted Class B Common Stock granted pursuant to the Advanta Corp. 2000 Omnibus Stock Incentive Plan. Generally, restrictions on these shares may be removed between 2007 and 2016.

(2)	All of the shares remaining available for future issuance are available under the 2000 Omnibus Stock Incentive Plan which provides for the issuance of stock options, awards of stock and/or awards of stock appreciation rights.

(3)	Advanta Corp.’s Employee Stock Purchase Plan (the “Stock Purchase Plan”) does not specify a maximum number of shares that may be issued. An aggregate of 15 thousand shares of Class B Common Stock were purchased under the Stock Purchase Plan in 2006.

Summary Description of Equity Compensation Plans

Advanta Corp. 2000 Omnibus Stock Incentive Plan.  The 2000 Omnibus Stock Incentive Plan (the “Omnibus Plan”) was adopted by the Board of Directors in April 2000 and approved by the stockholders of the Company on June 7, 2000. The Omnibus Plan provides for the issuance of a maximum of 20,000,000 shares of Class B Common Stock (including 9,860,191 shares that were available for issuance under the Company’s prior stock incentive plans that were in effect at the time the Omnibus Plan was approved by the stockholders and which plans were amended and restated by the Omnibus Plan). The Omnibus Plan provides for the issuance of options to acquire Class B Common Stock, awards of Class B Common Stock and/or awards of stock appreciation rights (referred to collectively as “Awards”). Shares of Class B Common Stock awarded pursuant to the Omnibus Plan must be authorized and unissued shares or shares acquired for the treasury of the Company. Generally, if an Award granted under the Omnibus Plan expires, terminates or lapses for any reason without the issuance of shares of Class B Common Stock thereunder, such shares shall be available for reissuance under the Omnibus Plan. Employees and directors of the Company, and consultants and advisors to the

Company, who render bona fide services to the Company unrelated to the offer of securities, are eligible to receive Awards under the Omnibus Plan. The terms of any Award made pursuant to the Omnibus Plan are described and established in a grant document provided to the Award recipient. No Awards may be granted under the Omnibus Plan after April 5, 2010. Awards granted and outstanding as of the date the Omnibus Plan terminates will not be affected by the termination of the plan. In the event of a change of control of the Company (as defined by the Omnibus Plan), stock options and stock appreciation rights granted pursuant to the Omnibus Plan will become immediately exercisable in full. Other Awards granted pursuant to the Omnibus Plan may also vest in connection with a change of control of the Company, depending upon the applicable circumstances. Shares subject to Awards granted pursuant to the Omnibus Plan are subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.

Advanta Corp. Employee Stock Purchase Plan.  In September 1989, the Board of Directors adopted its Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Stock Purchase Plan is a broad-based plan that has not been approved by stockholders and is not intended to qualify as an employee stock purchase plan pursuant to Section 423 of the Internal Revenue Code, as amended. All full-time and part-time employees and non-employee directors of the Company or its subsidiaries with at least six months of service with the Company are eligible to participate in the plan. Eligible employees may acquire shares of Class B Common Stock (and under certain limited circumstances Class A Common Stock) under the plan through payroll deductions. Non-employee directors may contribute a portion of their directors’ fees to the plan to purchase shares of Class B Common Stock. No individual participant may purchase more than $25,000 of stock under the plan in any one year. Shares are purchased monthly under the plan. Participants in the Stock Purchase Plan in effect purchase shares at a 15% discount from the market price because the Company contributes to the plan an amount equal to 15% of the market price of the shares actually purchased for the month, and also pays all fees and commissions relating to the administration of the Stock Purchase Plan and the purchases of shares under the plan.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Throughout this proxy statement, we refer to the individuals who served during 2006 as Chief Executive Officer and Chief Financial Officer, and the other three individuals included in the Summary Compensation Table on page 19 of this proxy statement, as the “Named Executive Officers.” Mr. Alter, Chairman of the Board and Chief Executive Officer, and Mr. Rosoff, Vice Chairman and President, are the current members of the Office of the Chairman and we refer to them as such from time to time in this proxy statement. In addition, we refer to the Compensation Committee of the Board of Directors as the “Committee.”

Overview of Executive Compensation Programs

Our executive compensation programs are designed to achieve the following goals:

•	attract, retain and motivate the most talented and dedicated management employees possible;

•	be competitive with respect to the market;

•	tie compensation to individual and Company performance;

•	include long-term incentives that align the executive’s interests with the long-term interests of our stockholders; and

•	support the Company’s core workplace values of mutual trust and respect, adaptability, integrity, collaboration and open communication, flexibility, and pursuit of personal excellence.

In furtherance of these objectives, we design our executive compensation programs to be competitive with the pay practices of other companies in the markets in which we compete for executive talent. Management and the Committee believe that, while external data provides a useful guide for comparative purposes, a successful executive compensation program requires discretion and the ability to make subjective determinations about individual performance and other factors that may impact the Company’s performance. In addition, because we are unique in the marketplace as a monoline small business credit card issuer, there is no natural peer group of directly comparable competitors. While we do look at various peer groups, market comparisons to any single peer group are of limited applicability. As a result, while we use external data to evaluate whether our compensation programs are competitive in the marketplace, we do not exclusively use benchmarking against any single peer group to establish compensation levels. Instead, we use market data and comparisons as a starting point, but when we set actual compensation levels we also take into account other factors, including:

•	the experience and level of responsibility of the executive;

•	the performance of the executive;

•	the compensation of the executive compared to other executives or employees in the Company;

•	the Company’s performance; and

•	the regulatory, economic and competitive environments in which we operate.

The Role of the Committee, Executive Officers and Outside Advisors

The Committee.  The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation strategy and programs. Each member of the Committee is an independent director under applicable NASDAQ rules, a “non-employee director” under applicable SEC rules and an “outside director” under applicable IRS rules. The Committee holds meetings from time to time, as needed, throughout the year and may also consider and take action by written consent in lieu of a meeting.

The Committee has the authority to review and approve, and in some cases recommend for the approval of the full Board of Directors, the compensation for the Company’s executive officers, including the Named Executive Officers. Generally, the Committee has sole responsibility for authorizing and approving the amounts for base salary, annual bonuses and grants of equity awards for all of the Company’s executive officers other than the members of the Office of the Chairman. The Committee has sole responsibility for authorizing and approving all of the equity-based compensation awards for the members of the Office of the Chairman. However, because the Committee believes the Board of Directors plays an important role in establishing appropriate levels of compensation for the Company’s most senior executives — the members of the Office of the Chairman — the Committee typically recommends the cash-based elements of compensation for the members of the Office of the Chairman to the Board of Directors for the Board’s approval, and the Board typically acknowledges the equity-based compensation awards approved by the Committee.

Role of Executive Officers and Management.  Management, including Named Executive Officers, supports the Committee by:

•	assisting the Committee in designing compensation programs that are structured to further the Company’s objectives and appropriate for the organization;

•	providing information that the Committee uses to establish the financial and non-financial factors that are used to evaluate individual and Company performance for the purpose of awarding annual bonuses; and

•	assisting the Chairman of the Committee in establishing the agendas for meetings and preparing materials for the Committee meetings.

In addition, the Office of the Chairman makes recommendations to the Committee for salary increases, bonuses and awards of equity-based compensation for the other executive officers based on an evaluation of each executive officer’s performance.

Committee Advisors.  The Committee has the authority to engage the services of outside advisors, experts and others to assist it in carrying out its responsibilities with respect to the Company’s compensation and benefit programs. Any advisors that are engaged by the Committee report directly to the Committee on the engagements.

In December 2006, the Committee approved the retention of Mercer Human Resource Consulting, Inc. (“Mercer”) as a compensation consultant and advisor to perform a competitive assessment of the compensation for the members of the Office of the Chairman, Messrs. Alter and Rosoff. The Committee’s decision to perform the assessment was based, in large part, on the fact that there had been no material modifications to the base salary and target bonus levels for Messrs. Alter and Rosoff for more than ten years. The Committee determined that it would be prudent to engage a compensation consultant to: perform the evaluation; compile marketplace and, to the extent possible, peer data and comparisons; and make recommendations on alternative compensation levels and arrangements for the members of the Office of the Chairman. The Committee retained Mercer during the first quarter of 2007 to perform the services described above. Based on Mercer’s assessment and recommendations, the Committee recommended to the Board of Directors, and the Board adopted, the changes to the compensation arrangements for Messrs. Alter and Rosoff described under “— Executive Compensation Developments in 2007 — Base Salary and Target Bonus for Messrs. Alter and Rosoff” in this proxy statement. The Committee had previously retained Mercer during 2005 to provide services in connection with establishing the Advanta Corp. Supplemental Employee Retirement Plan, also referred to as the “SERP,” for Mr. Alter. For more information about the SERP, see “Pension Benefits for 2006.”

Components of Executive Compensation for 2006

For the fiscal year ended December 31, 2006, the components of the executive compensation program were: base salary; annual bonus; long-term equity-based incentives; and other executive benefits, including perquisites and other personal benefits. The Committee periodically reviews the mix of equity-based compensation and cash-based compensation for our highest levels of executives and considers whether the mix is consistent with the Company’s compensation objectives and designed to achieve the Company’s business goals. Consistent with this, there are no predetermined targets for the level of equity-based versus cash-based compensation and the allocations vary depending on the executive officer’s level and other factors.

Base Salary.  We pay base salaries to compensate our employees for the day-to-day performance of their job responsibilities. We set base salaries for executive officers by reference to several factors which may include, among others:

•	comparison to the salaries paid to employees with similar positions or responsibilities within the Company and in the market;

•	the executive’s qualifications, experience and scope of responsibilities;

•	evaluation of the executive’s performance and future potential;

•	the executive’s contributions toward and ability to influence the achievement of the Company’s business objectives and overall performance; and

•	the executive’s total compensation.

Each year, based on recommendations from management, the Committee approves salary increase guidelines for the upcoming fiscal year. Management and the Committee consider relevant factors in the market and the Company’s intent to maintain competitive salaries when establishing salary guidelines. For 2006, the Committee approved a salary increase budget of 3% for the Company.

Generally, each executive officer’s performance is reviewed annually and the results of the review are shared with the Committee. The Committee and the Board of Directors review the performance of the members of the Office of the Chairman. For executive officers other than the members of the Office of the Chairman, the Committee reviews and approves the base salary annually and at other times, as appropriate, in connection with a significant promotion or change in responsibility. In 2006, based on recommendations from the Office of the Chairman and consistent with the approved salary increase budget, the Committee awarded 3% salary increases to each of Messrs. Browne, Carroll and Moore. During 2006, the Committee deferred developing its recommendations concerning the base compensation arrangements with Messrs. Alter and Rosoff because of the intention to engage a consultant to provide a competitive assessment of compensation for each of them. See “ — Executive Compensation Developments in 2007” in this proxy statement for a discussion of changes in base salary and target bonus for Messrs. Alter and Rosoff after December 31, 2006.

Annual Bonus Program.  The Company’s current annual bonus program for executive officers and the senior management team is the Advanta Management Incentive Program VI, referred to as “AMIP VI.” Generally, annual bonuses for executive officers are not guaranteed. However, see “Employment Agreements with Executive Officers and Other Transactions and Arrangements” for a discussion of specific employment arrangements.

AMIP VI was adopted by the Committee and the Board of Directors in 2006, and is a continuation of the Company’s equity based management incentive program that has been in place since 1990. AMIP VI and the predecessor equity-based incentive programs are referred to collectively throughout this proxy statement as “AMIP” or the “AMIP programs.” AMIP VI, like the predecessor AMIP programs, offers participants the opportunity to receive some or all of their future annual bonuses in the form of Class B Common Stock rather than cash. The Committee recommended that the Board of Directors adopt AMIP VI based in large part on a desire to replicate the success of predecessor AMIP programs in both rewarding short-term achievements and incorporating elements of a long-term incentive program to motivate and retain executive officers and other participants. In addition, the Committee considered the unique feature of the program that permits participants to elect in advance whether they wish to receive annual bonuses in cash, in stock or in some combination of cash and stock. Management and the Committee believe this feature that permits the participant to choose the form of payment of future bonuses makes the AMIP program more flexible and therefore more attractive to participants than a typical annual cash bonus program.

AMIP VI is governed by and administered according to the terms of the Advanta Corp. 2000 Omnibus Stock Incentive Plan, referred to as the “Omnibus Plan,” that was approved by the Company’s stockholders. AMIP VI covers bonuses awarded, if any, for performance years 2006, 2007, 2008 and 2009. Upon initial enrollment in AMIP VI, each participant may elect a portion, ranging from 0% up to 100%, referred to as the “Stock Election Percentage,” of his or her future target bonuses for applicable performance years to be payable in shares of Class B Common Stock. Participants may select the same or a different Stock Election Percentage for each applicable performance year covered by AMIP VI. Participants must make their elections at the time of enrollment and, once made, these elections are irrevocable. If a participant does not make an election for any year, the participant will receive his or her bonus in cash. At the time of enrollment in AMIP VI, each participant who elects to receive all or a portion of his or her target bonus in stock receives a grant of restricted shares of Class B Common Stock. The restricted stock granted provides the participant with enough restricted shares of Class B Common Stock to satisfy the participant’s target bonus awards, as determined based on the participant’s base salary and target bonus percentage at the time of enrollment, for the applicable performance years of the program in accordance with his or her Stock Election Percentage for each year. For example, a participant enrolling in AMIP VI during the initial enrollment period in 2006 would make an election for all four years covered by AMIP VI. A participant who elected to receive any portion of his or her target bonus in restricted stock during one or more of the four years would receive an initial grant of restricted shares of Class B Common Stock for each year of AMIP VI equal to: the participant’s target bonus percentage in effect at the time of election, multiplied by the participant’s base salary in effect at January 1, 2006, multiplied by the participant’s Stock Election Percentage for that year of AMIP VI, divided by the closing price of the Class B Common Stock on the grant date. In this case, the total shares granted is the aggregate of the shares calculated for the four years.

The following is an example of a participant who elects, during initial enrollment in AMIP VI, to receive 100% of the target bonus in stock for each of the next four years.

All of the Named Executive Officers enrolled in AMIP VI with a 100% Stock Election Percentage for 2006, 2007, 2008 and 2009. Under AMIP VI, the target bonus for each executive officer of the Company is equal to a percentage of the executive officer’s base salary. We base the target bonus percentages for the Named Executive Officers on a level that reflects the executive’s responsibilities within the organization. At the time of enrollment in AMIP VI, the target bonus percentages for each Named Executive Officer were as follows:

Target Bonus as a
Name of Executive Officer	Percentage of Base Salary

Dennis Alter	75%
William A. Rosoff	75%
Philip M. Browne	50%
Christopher J. Carroll	40%
John F. Moore	40%

The number of shares of restricted stock awarded to each Named Executive Officer as a result of enrollment in the program is reflected in the “Grants of Plan-Based Equity Awards” table in this proxy statement. The Named Executive Officers receive non-preferential dividends on the restricted shares. The amount of dividends received during 2006 by each Named Executive Officer on restricted shares granted pursuant to the AMIP programs is reflected in the “All Other Compensation” column of the “Summary Compensation Table” for 2006 in this proxy statement. Restricted shares under AMIP VI are scheduled to vest 10 years from the date of grant, provided the Named Executive Officer remains employed by the Company, or may vest sooner if vesting of shares is accelerated to pay annual bonus awards in accordance with the terms of AMIP VI. Under the terms of AMIP VI, annual bonus awards for any performance year could range from 0% to 200% of the executive officer’s target bonus.

Under the terms of the AMIP programs, we pay annual bonus awards to participants who have made a stock election, including the Named Executive Officers, by accelerating the vesting of up to 100% of the restricted shares that relate to the target bonus, as determined at the time of enrollment, for that year. The actual number of shares for which vesting is accelerated depends on whether the bonus awarded is at target level, or above or below target level. If an annual bonus award exceeds the target bonus level, then: (a) we pay the bonus up to the target amount by accelerating the vesting of restricted shares related to the bonus for that year and/or with cash, depending upon the participant’s Stock Election Percentage; and (b) we generally pay the portion of the annual bonus award that is above the target amount in cash. In some cases, the portion of an annual bonus that is above the target level may be paid by accelerating the vesting of restricted shares related to a prior year’s bonus that was not previously vested.

Performance Assessment Process.  Following completion of a performance year, the Committee assesses the performance of the Company and the executive officers to determine bonus awards for that year. Management recommends to the Committee for its consideration the amount of the bonus pool for bonus awards to AMIP VI participants. Additionally, the Office of the Chairman submits to the Committee recommendations for the specific amounts of bonus awards for each of the other executive officers. The Board and the Committee assess the performance of the members of the Office of the Chairman in determining their bonus awards.

The Committee determines bonus awards for executive officers based on the Committee’s assessment of a number of different factors, including the extent to which individual and Company business objectives and performance goals for that year have been met. Typically, the Committee identifies a variety of financial and non-financial business objectives and individual and Company performance goals for each year and then uses these as a starting point to make bonus decisions for that year. The Committee exercises discretion in making bonus award decisions; AMIP VI is not intended to comply with the performance-based compensation requirements of Section 162(m) of the Code. The Committee does not apply, or adhere to, any specific formula or pre-established weighting for the various financial and non-financial factors that it may consider in determining bonuses for the executive officers, including the Named Executive Officers. This allows the Committee to take into account and weight a variety of factors differently depending on the individual executive’s performance as well as the environment in which the Company is operating. For example, in any given year, economic, regulatory, competitive or other environmental challenges may affect the Company’s ability to achieve its objectives and the Committee may take this into account in deciding the level of bonuses to award.

The performance assessment process occurs after the Company’s financial results for the performance year are known and have been publicly disclosed. The Committee typically determines the bonus awards early during the month of April immediately following the performance year for which the bonus is being awarded. However, because bonuses for our Named Executive Officers and many of our other AMIP participants are paid in stock, it is our practice to pay bonuses later in April or early in May after the Company has publicly disclosed its first quarter financial results.

Long-Term Incentives.  We use the long-term incentive component of the executive compensation program to further link compensation awards with stockholder interests. Currently, our long-term incentives include the restricted stock that we grant under AMIP and stock options. We structure these elements of the compensation program to create incentives for executive officers to focus on long-term Company performance and enhancement of stockholder value, in part by encouraging an ownership mentality through increased equity ownership. Management and the Committee believe that the stock ownership opportunity provided by equity-based compensation emphasizes and reinforces the mutual interests of the executive officers and the Company’s stockholders. Because our stock options and restricted stock vest over time, they serve as important tools for both retaining our executive officers and fostering a culture that balances the Company’s long-term objectives and short-term goals.

AMIP VI

As our annual bonus program, AMIP VI rewards short-term performance. In addition, for those participants who elect to receive some or all of their bonus award in restricted stock, AMIP VI also serves as a long-term incentive and a retention tool because the ultimate value of the bonus is linked to changes in the value of the Company’s stock. The value of a target bonus increases if the value of the shares at the time of vesting is greater than the value of those shares at the time they were initially granted as restricted stock. For example, a target bonus paid to a participant with a 100% Stock Election Percentage is paid by accelerating the vesting of restricted stock and if the value of the restricted stock has increased 10% between the grant date and the vesting date, then the target bonus actually paid will have a value that is 10% higher than the value of the bonus would be if it were paid in cash.

Stock Options

Our stock option program is administered under the Omnibus Plan and provides enhanced compensation to executives through increases in the market value of the Company’s stock. Under the Omnibus Plan, the Committee acts as the plan administration committee in connection with awards of stock options to the Company’s executive officers. In that role, the Committee makes all final determinations about grants of stock options to the Named Executive Officers. The Company’s non-qualified stock options typically have the following terms:

•	an exercise price per share equal to 100% of the closing price per share of the Class B Common Stock on the grant date;

•	vesting in equal portions on each of the first four anniversaries of the grant date;

•	expiration on the tenth anniversary of the grant date; and

•	forfeiture of unvested portions of the option upon termination of employment, subject to certain exceptions for death, disability and retirement.

These features create a long-term incentive and a retention tool. The stock option program delivers value when the value of the Company’s stock increases and only if the employee remains employed by the Company until the stock option vests. Until the option holder properly exercises an option and receives the underlying shares, the option holder has no right to receive dividends on the shares underlying the option and has no other rights as a stockholder related to those shares.

We generally make grants of non-qualified stock options to executive officers annually, but from time to time, also may grant non-qualified stock options to executive officers in connection with other events, such as hiring or a promotion. For annual stock option awards, the number of options awarded is typically within a target range for options that varies based on the executive’s level of responsibilities within the organization. The actual number of stock options awarded in relation to the range is based on a variety of factors, including the Committee’s assessment of the executive officer’s current and anticipated contributions to the Company’s achievement of its long-term objectives and strategy and the individual executive’s performance. The Committee approves the annual awards and specifies that the grant date will be the date that AMIP bonuses are paid and provides that the exercise price will be equal to the closing price for the Class B Common Stock on the grant date.

The Committee typically grants annual awards of stock options on the same date as it awards AMIP bonuses. Our practice of granting annual stock options at the same time as we pay annual bonuses allows us to acknowledge and reward the executive’s past contributions and performance and at the same time motivate future performance. The grant date for stock options awarded to newly hired or promoted executive officers is the later of the start date/promotion date or the date on which the Committee approves the award. The exercise price is the closing price for the Class B Common Stock on the grant date.

Perquisites and Other Benefits.  Executive officers are eligible to participate in benefit plans and programs that are generally available to our employees, including: the Company’s 401(k) savings plan; health and welfare programs consisting of medical, wellness, dental, vision, life insurance and long-term disability; the Employee Stock Purchase Plan; and, with the exception of Mr. Alter, who does not participate, the Employee Stock Ownership Plan, referred to as the “ESOP.”

Executive officers, including the Named Executive Officers, are also eligible for some additional benefits and perquisites for the convenience of the executive, including reimbursement of up to $450 for tax preparation services and up to $1,500 for financial planning services. The amounts associated with these benefits and perquisites during 2006 comprise a relatively modest component of total executive compensation and, in accordance with SEC rules and requirements, are reflected in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement.

Retirement Benefits.  Except for the SERP for the benefit of Mr. Alter, the Company generally does not provide retirement benefits or pension plans for its executive officers. The Named Executive Officers do participate in the Company’s 401(k) savings plan and ESOP, both of which are generally available to our employees on the same terms, except that Mr. Alter does not participate in the ESOP.

On February 11, 2005, the Committee and the Board of Directors approved and established the SERP to provide Mr. Alter with certain retirement benefits in recognition of his more than 45 years of service to the Company. Subject to the vesting requirements described below, under the terms of the SERP, Mr. Alter will be entitled to an annual retirement benefit of $625,000 upon reaching age 70 for his and his spouse’s lives. The annual benefit vests ratably from February 2005 through August 2012. In the event of death, disability or a change of control, as defined in the SERP, the annual benefit will become fully vested and immediately payable. In the event of a change of control, Mr. Alter is also entitled to receive a gross up for: any excise taxes that may arise; and for the reimbursement for those taxes. The Committee determined the amount of the annual benefit based on a percentage of Mr. Alter’s 2001 base salary and target AMIP program bonus. Under the terms of the SERP, the amount payable is fixed and is not subject to change on the basis of future changes to his salary or additional years of service.

Employment and Relocation Agreements with Executive Officers

While the Company does not typically enter into employment agreements with its executive officers, it will, from time to time, enter into agreements with its executives to establish minimum terms and conditions of employment or compensation. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” in this proxy statement for a discussion of employment and other agreements between the Company and Messrs. Rosoff, Browne and Moore.

Change of Control Plans

We provide severance and change of control benefits to employees, including the Named Executive Officers. The Named Executive Officers are covered by the Advanta Employees Severance Pay Plan and the Senior Management Change of Control Plan. Messrs. Alter and Rosoff are also eligible for benefits under the Office of the Chairman Supplemental Compensation Program. We provide severance benefits to preserve executive productivity and encourage retention in the event of a perceived risk of termination of employment due to, among other things, reduction in force, reorganization or similar business decisions. We provide change of control plan benefits to motivate executives and encourage productivity and retention in the event of a potential or actual change of control of the Company. For a discussion of the plans as they were in effect on December 31, 2006, see “Potential Payments Upon Termination or Change in Control” in this proxy statement. For a discussion of recent amendments to these plans adopted by the Board of Directors on April 2, 2007, see “ — Executive Compensation Developments in 2007” in this proxy statement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended (the “Code”) limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company’s Chief Executive Officer and the other four highest paid executive officers. Certain performance-based compensation will not be subject to this deduction limit if various requirements under applicable IRS regulations are satisfied. In designing the Company’s compensation programs and arrangements, the Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. The proposed Advanta Corp. Office of the Chairman Cash Bonus Plan is designed to provide the Committee the ability to qualify awards under the plan as “performance-based compensation” under Section 162(m) of the Code and applicable IRS regulations. However, the Committee believes that payment of compensation that may exceed $1,000,000 and that may not be deductible under Section 162(m) of the Code is sometimes in the best interests of the Company. The Committee and the Board of Directors have approved such arrangements, such as the restricted stock feature of the AMIP program, and may from time to time determine to pay compensation, the deductibility of which may be limited by Section 162(m) of the Code.

Bonus and Stock Option Awards for Performance Year 2005

Awards in 2006 for Performance in 2005.  The Committee granted bonus awards for the 2005 performance year to the Company’s executive officers, including the Named Executive Officers. These bonus awards were paid on May 1, 2006.

The Committee’s decision to pay annual bonus awards to executive officers for 2005 was based, in part, on the Committee’s judgment regarding the extent to which the Company satisfied or exceeded its financial and non-financial business objectives and performance goals. For performance year 2005, the Committee considered factors related to the Company’s 2005 financial performance, including: the extent to which the Company achieved its 2005 strategic plan objectives and publicly disclosed guidance for 2005; the level of growth in earnings per share, net income, receivables and transaction volume; and the improvement in net credit losses. The non-financial factors related to individual and Company performance that were considered by the Committee included a number of quantitative and qualitative factors intended to measure, among other things, the success of the organization within its regulatory and competitive environments as well as the Committee’s subjective view of each executive officer’s contributions toward the Company’s achievements during 2005 and toward establishing a strong foundation for the Company’s future success.

Based on the Committee’s assessment of the factors and other considerations discussed above, the bonuses awarded by the Committee under AMIP for the 2005 performance year were generally at target bonus levels for executive officers, except for Messrs. Alter, Rosoff and Browne who were awarded bonuses at above target bonus levels. See the “Option Exercises and Stock Vested During 2006” table in this proxy statement for the number of shares of Class B Common Stock for which vesting was accelerated as payment of bonuses to the Named Executive Officers under AMIP for performance year 2005 and the value realized upon vesting. In accordance with SEC rules and requirements, the cash portion of AMIP bonuses paid to the Named Executive Officers for performance year 2005 as well as the fixed cash bonus payment of $155,000 to Mr. Rosoff pursuant to the terms of his employment agreement for that year are not included in the “Summary Compensation Table” or other tables in this proxy statement.

In addition to their bonus awards, on May 1, 2006, the Committee granted stock options to each of the Named Executive Officers in the amounts and on the terms reflected in the “Grants of Plan-Based Awards in Fiscal 2006” table in this proxy statement. The Committee’s decision to grant the stock options and the number of options granted to each Named Executive Officer was based on the same general factors and individual assessments used in determining each executive’s AMIP bonus award for 2005.

Bonus and Stock Option Awards for Performance Year 2006

Awards in 2007 for Performance in 2006.  In April 2007, the Committee awarded bonuses to the Named Executive Officers for performance year 2006. As in the past, the bonuses paid for performance year 2006 were discretionary and were based on the Committee’s assessment of a range of financial and non-financial factors, including the Committee’s subjective determination of the individual executive’s performance during 2006. The Committee considered the following financial objectives for 2006: achievement of the Company’s 2006 strategic plan objectives; achievement of the Company’s publicly disclosed guidance for 2006; growth in earnings per share, net income, receivables and transaction volume; and improvement in net credit losses. The Committee also evaluated a number of non-financial Company objectives, including maintaining superior credit and risk management, as well as various other quantitative and qualitative factors intended to measure the success of the organization within its regulatory and competitive environments. The actual bonus awarded to each Named Executive Officer reflects the Committee’s view of the executive officer’s contributions toward the Company’s achievements during 2006 and toward establishing a strong foundation for the Company’s future success.

For performance in 2006, the Committee awarded bonuses at above target levels to each of the Named Executive Officers. Although the specific factors that determined each executive’s bonus award varied, the Committee focused on the Company’s strong financial, earnings and credit performance and the significant growth in new high credit quality customers during 2006. The Committee also considered, and reflected in the bonuses, the individual contributions of each of the Named Executive Officers toward the Company’s results. We paid the bonuses described above for performance year 2006 in April 2007 by accelerating the vesting of previously granted restricted shares of Class B Common Stock, and in some cases, by making additional cash payments for above target level bonus awards. In accordance with SEC rules and requirements, the vesting of these shares is not reflected in the 2006 bonus column of the “Summary Compensation Table.” The shares for which vesting was accelerated in April 2007 will be reported, as required, in the “Option Exercises and Stock Vested during 2007” table in the Company’s proxy statement next year.

In addition to their bonus awards, the Committee approved grants of annual stock options to each of the Named Executive Officers. The stock options were granted on April 30, 2007 to each of the Named Executive Officers as follows:

Number of Securities
Named Executive Officer	Underlying Options

Dennis Alter	123,000
William A. Rosoff	123,000
Philip M. Browne	30,000
Christopher J. Carroll	12,000
John F. Moore	12,000

The options vest in four equal increments on each of the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The exercise price will be the closing price on the grant date. The Committee’s decision to grant the stock options and the number of options granted to each Named Executive Officer was based on the same general factors and individual assessments used in determining each executive’s AMIP bonus award for 2006.

Executive Compensation Developments in 2007

Base Salary and Target Bonus for Messrs. Alter and Rosoff.  As discussed above, we have not made any material modifications to the base salary and target bonus levels for the members of the Office of the Chairman for more than ten years. In light of this, the Committee determined it was appropriate to engage an outside consultant to perform a competitive assessment of the compensation for Messrs. Alter and Rosoff. Mercer analyzed their compensation, including base salary, bonus and pay mix, as compared to several different peer groups. The Committee and the Board of Directors considered Mercer’s assessment and recommendations and, on April 2, 2007, the Committee recommended and the Board of Directors approved the following changes to compensation for Messrs. Alter and Rosoff effective January 1, 2007:

•	For Mr. Alter, the Board of Directors approved an annual base salary of $1,000,000 and a target bonus percentage of 250% of base salary.

•	For Mr. Rosoff, the Board of Directors approved an annual base salary of $750,000 and a target bonus percentage of 150% of base salary.

For each of Messrs. Alter and Rosoff, bonuses up to $446,250 are payable in shares of Class B Common Stock, except for fractional shares that are payable in cash, under the existing terms of AMIP VI. We will pay bonuses in excess of that amount in cash. On April 26, 2007, the Board adopted the Advanta Corp. Office of the Chairman Cash Bonus Plan, effective as of April 2, 2007 if it is approved by stockholders at the Meeting. See “Proposal 2: Approval of Advanta Corp. Office of the Chairman Cash Bonus Plan” for a discussion of the material terms of the plan. In addition, the Committee and the Board of Directors increased the target number for the annual grants of stock options to Messrs. Alter and Rosoff to a new target level of 123,000 options. We may vary the actual size of stock options granted to Messrs. Alter and Rosoff depending on the circumstances.

Supplemental Executive Insurance Program.  In 1993, the Company commenced a split dollar life insurance program for certain of its most senior executives that was designed to provide participants with paid up life insurance policies that would continue over their lives, including post-retirement. Of the Named Executive Officers, only Messrs. Alter and Rosoff participate in the split dollar life insurance program. The covered executive officer has the right to designate the beneficiary under the policies. Upon the death of an insured or termination of the policy, the Company is entitled to receive the amount of its cash investment in the policies out of the proceeds of the policy. Presently, there are split dollar life insurance policies in place for Messrs. Alter and Rosoff which are expected to pay death benefits aggregating approximately $65 million in the case of Mr. Alter and $5 million in the case of Mr. Rosoff. The split dollar life insurance program can no longer operate as originally intended due to changes in law, including the enactment of the Sarbanes-Oxley Act of 2002 and changes in the tax laws.

In response to these changes in law, the Company ceased making premium payments effective July 30, 2002 and, on April 2, 2007, the Committee recommended and the Board of Directors approved a new arrangement that, when coupled with the existing split dollar life insurance program, is designed to provide Messrs. Alter and Rosoff with the same benefits that were originally intended when the split dollar life insurance program was established. Instead of insurance premium payments that the Company expected to pay under the existing split dollar life insurance program, the Company will provide Messrs. Alter and Rosoff with additional payments to cover their tax costs and unanticipated additional insurance premiums that the executives may need to fund directly in the future. These additional payments to Messrs. Alter and Rosoff will be taxable to them and the new arrangement includes a tax gross-up for both participants. The new arrangement is referred to as the “supplemental executive insurance program.” It will be treated for tax purposes as a form of nonqualified deferred compensation. In addition to the supplemental executive insurance program, as described above, the Company will purchase an additional life insurance policy for Mr. Alter in order to replace the portion of split dollar benefits that were contemplated under the original split dollar life insurance program that cannot be fully funded due to the changes in law. For both Messrs. Alter and Rosoff, the full rights to the supplemental executive insurance program are scheduled to vest over time and will be fully vested when each participant reaches age 70. Vesting would also accelerate upon a change of control, and in this circumstance, Messrs. Alter and Rosoff would also be entitled to a tax gross-up payment in an amount equal to any taxes due as a result of the accelerated vesting and the taxes on such payment.

Amendments to Severance and Change of Control Plans.  On April 2, 2007, the Company’s Board of Directors approved amendments to the Advanta Employees’ Severance Pay Plan, referred to as the “Base Severance Plan” and the Advanta Senior Management Change of Control Plan, referred to as the “Senior Management Change of Control Plan.”

Each of the Base Severance Plan and the Senior Management Change of Control Plan was amended to, among other things, make changes that are necessary to ensure that the plan and payments under the plan either meet the requirements of or are exempt from the application of Section 409A of the Code. In addition, the Senior Management Change of Control Plan amendments include provisions for: a level of outplacement benefits and COBRA subsidy for participants which were not included under the prior plan; and additional payments to Messrs. Alter and Rosoff that are equal to any excise tax payments they would be required to make in connection with excess parachute payments, if any, resulting from a change of control and the taxes charged on those payments. For executive officers other than Messrs. Alter and Rosoff, the Senior Management Change of Control Plan provides that amounts that would otherwise be considered to be “excess parachute payments” will be reduced to a level that is below the level at which such payments would be treated for federal tax purposes as “excess parachute payments.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Max Botel, Chairman
Dana Becker Dunn
Ronald Lubner

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006.

							Change in
							Pension
							Value
							and
							Nonqualified
							Deferred		All Other
					Stock	Option	Compensation		Compensation
Name and		Salary	Bonus(1)		Awards(3)	Awards(4)	Earnings		(6)(7)(8)(9)		Total
Principal Position	Year	($)	($)		($)	($)	($)		($)		($)

Dennis Alter	2006	$595,000	$334,723		$446,214	$499,338	$833,409	(5)	$119,762	(10)	$2,828,446
Chairman of the Board and
Chief Executive Officer, Advanta Corp.

William A. Rosoff	2006	$595,000	$489,723	(2)	$446,214	$499,338	$0		$137,098	(11)	$2,167,373
President and Vice
Chairman of the Board, Advanta Corp.

Philip M. Browne	2006	$558,842	$123,784		$275,072	$125,181	$0		$43,259	(12)	$1,126,138
Senior Vice President and
Chief Financial Officer, Advanta Corp.

Christopher J. Carroll	2006	$293,657	$11,509		$123,382	$57,408	$0		$36,800	(13)	$522,756
Chief Credit Officer,
Advanta Corp. and Advanta Bank Corp.

John F. Moore	2006	$292,430	$11,410		$117,177	$54,191	$0		$108,832	(14)	$584,040
President, Advanta Bank Corp.

(1)	As discussed above in “Compensation Discussion and Analysis,” bonus awards for performance year 2006 were paid up to target bonus amounts by accelerating the vesting of shares of restricted stock. The shares that vested will be reflected in the “Option Exercises and Stock Vested During 2007” table in next year’s proxy statement. Above-target amounts were paid in cash on April 30, 2007 and are included in the bonus column of the table.

(2)	Bonus for Mr. Rosoff includes his $155,000 fixed cash bonus payment made during 2006 pursuant to the terms of Mr. Rosoff’s employment agreement. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” for additional information about Mr. Rosoff’s employment agreement.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), Share-Based Payments (“SFAS 123(R)”), for restricted stock awards pursuant to the AMIP VI program and predecessor AMIP programs. In accordance with SEC rules and requirements, the amounts shown exclude the impact of estimated forfeitures related to service- based vesting conditions. The Company recognizes expense representing the fair value of the award over the vesting period. See the “Grants of Plan-Based Awards in Fiscal Year 2006” table in this proxy statement for information on restricted stock awards granted to the Named Executive Officers during 2006.

(4)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), for stock options granted to each of the Named Executive Officers during 2006 and in prior years. In accordance with SEC rules and requirements, amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the compensation cost are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007 (the “2006 Form 10-K”) and footnotes 2 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2005 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2006 (the “2005 Form 10-K”). See the “Grants of Plan-Based Awards in Fiscal Year 2006” table in this proxy statement for information on stock options granted to the Named Executive Officers during 2006.

(5)	This amount is the increase in the present value of the accumulated and projected benefit obligation under the SERP for the benefit of Mr. Alter. The amount was determined using assumptions consistent with those used in the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the 2006 Form 10-K. See the “Pension Benefits 2006” table in this proxy statement for more information about the SERP.

(6)	Includes matching contributions paid or payable by the Company to the Named Executive Officer’s 401(k) Plan account in the following amounts: Mr. Alter, $11,000; Mr. Rosoff, $11,000; Mr. Browne, $11,000; Mr. Carroll, $11,000; and Mr. Moore, $11,000.

(7)	Includes non-preferential dividends earned during 2006 on restricted shares of Class B Common Stock granted pursuant to the Company’s AMIP programs in the following amounts: Mr. Alter, $32,606; Mr. Rosoff, $33,391; Mr. Browne, $20,390; Mr. Carroll, $16,579; and Mr. Moore, $11,127.

(8)	For each of the Named Executive Officers other than Mr. Alter, includes the value of shares of Class A Common Stock that were allocated to their respective accounts pursuant to the ESOP. The number of shares allocated for 2006 and the market value of such shares at December 31, 2006 were as follows: Mr. Rosoff, 196 shares, $7,803; Mr. Browne, 196 shares, $7,803; Mr. Carroll, 184 shares, $7,325; and Mr. Moore, 192 shares, $7,644.

(9)	Includes the value of premiums and related tax reimbursements for Company paid long-term disability insurance in the following amounts:

	Premiums	Taxes

Mr. Alter	$1,650	$1,105
Mr. Rosoff	$1,650	$1,105
Mr. Browne	$1,650	$1,128
Mr. Carroll	$1,325	$571
Mr. Moore	$1,343	$638

(10)	In addition to amounts for items in footnotes (6), (7), (8) and (9), includes:

•	$17,064 related to non-business use of Company transportation, including fractional interests in aircraft. Personal use of Company aircraft was valued at the Company’s aggregate incremental operating cost. On some occasions, the executive’s family members or other guests may accompany the executive on a business flight, and on such occasions, there is minimal, if any, incremental cost to the Company under this methodology.

•	$36,247 related to personal use of Company personnel.

•	$2,013 for tax gross-up payments related to income recognized for travel expenses attributable to Mr. Alter’s attendance at certain Advanta Bank Corp. Board of Directors meetings and his spouse traveling with him to such meetings.

For Mr. Alter, amount also includes amounts for club membership dues, amounts related to personal use of a Company automobile and income recognized for travel expenses for Mr. Alter and his wife in connection with certain Advanta Bank Corp. Board of Directors meetings. Each of these amounts does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Alter. Amount does not include any value for benefits associated with split-dollar life insurance policies on the life of Mr. Alter (including two second-to-die policies on the lives of Mr. Alter and his wife)

that are described below under “Potential Payments Upon Termination or Change in Control — Death and Disability.”

(11)	In addition to amounts for items in footnotes (6), (7), (8) and (9), includes $74,094 reflecting amounts reimbursed by the Company, pursuant to programs adopted by the Company’s Board of Directors, for interest that accrued on Mr. Rosoff’s stock margin account in connection with margin loans against shares vested under the Company’s AMIP programs.

For Mr. Rosoff, amount also includes amounts reimbursed by the Company for tax preparation and financial planning services and amounts related to personal use of a Company automobile. Each of these amounts does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Rosoff. Amount does not include any value for benefits associated with split-dollar life insurance policies on the life of Mr. Rosoff that are described below under “Potential Payments Upon Termination or Change in Control — Death and Disability.”

(12)	In addition to amounts for items in footnotes (6), (7), (8) and (9), includes $1,288 for the premiums paid by the Company for a term life insurance policy provided to Mr. Browne in the amount of $1,000,000. Other amounts attributable to perquisites and personal benefits excluded because the aggregate value is less than $10,000.

(13)	Amounts attributable to perquisites and personal benefits excluded because the aggregate value is less than $10,000.

(14)	In addition to amounts for items in footnotes (6), (7), (8) and (9), includes amounts that were paid to Mr. Moore pursuant to his Relocation Agreement with the Company as follows: tax gross-up payment for income tax liabilities associated with Mr. Moore’s Utah residency in the amount of $12,007; and $39,249 reflecting reimbursement from the Company for certain expenses related to Mr. Moore’s maintenance of his residency in Utah, plus a tax gross-up payment in the amount of $25,570 for tax liabilities associated with the income from such reimbursement. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” for additional information about Mr. Moore’s Relocation Agreement.

For Mr. Moore, amount also includes amounts reimbursed by the Company for tax preparation and a subsidy for the Company-sponsored wellness program. Each of these amounts does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Moore.

Grants of Plan-Based Awards in Fiscal Year 2006

The following table provides information on grants of restricted shares pursuant to AMIP VI and grants of stock options pursuant to the Omnibus Plan to each of the Named Executive Officers during 2006. The grant date fair value of each equity award is computed in accordance with SFAS 123(R). The Company recognizes compensation expense for the fair value of equity awards over the vesting period. The amount that the Company actually expensed during 2006 for these awards and awards granted in prior periods is shown in the Summary Compensation Table in this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2006

				All Other
				Option Awards:
			All Other Stock	Number of
		Compensation	Awards: Number of	Securities
		Committee	Shares of Stock or	Underlying	Exercise or Base	Grant Date Fair
		Approval	Units(2)	Options(3)	Price of Option	Value of the
Name	Grant Date	Date(1)	(#)	(#)	Awards ($/Sh)	Award(4)

Dennis Alter	5/1/2006	4/17/2006		100,000	$37.65	$1,355,000	(5)
	7/11/2006	4/17/2006	49,048			$1,784,857	(6)
William A. Rosoff	5/1/2006	4/17/2006		100,000	$37.65	$1,355,000	(5)
	7/11/2006	4/17/2006	49,048			$1,784,857	(6)
Philip M. Browne	5/1/2006	4/17/2006		30,000	$37.65	$275,100	(7)
	7/11/2006	4/17/2006	30,236			$1,100,288	(6)
Christopher J. Carroll	5/1/2006	4/17/2006		12,000	$37.65	$110,040	(7)
	7/11/2006	4/17/2006	12,608			$458,805	(6)
John F. Moore	5/1/2006	4/17/2006		12,000	$37.65	$110,040	(7)
	7/11/2006	4/17/2006	12,508			$455,166	(6)

(1)	The Committee approved the grants of the restricted shares and stock option awards identified in the “All Other Stock Awards” and “All Other Option Awards” columns of this table at its meeting on April 17, 2006. In accordance with the terms of this approval: (a) the stock options were granted and awarded to employees on May 1, 2006, which was the same date AMIP bonuses for performance year 2005 were paid; and (b) the restricted shares were granted on July 11, 2006 which was the effective date of initial enrollment in AMIP VI for the Named Executive Officers.

(2)	This column shows the number of restricted shares of Class B Common Stock granted during 2006 to each of the Named Executive Officers pursuant to AMIP VI. The number of restricted shares granted to each Named Executive Officer was computed based on the executive officer’s target bonus as of January 1, 2006 for each of the four years (2006-2009) covered by AMIP VI and the closing price of the Class B Common Stock on the grant date. The shares are scheduled to vest 10 years from the grant date, but may be eligible for accelerated vesting as payment of a bonus earned for a given performance year. For additional information about the Company’s AMIP programs, see “Compensation Discussion and Analysis” in this proxy statement.

(3)	This column shows the number of stock options granted during 2006 to each of the Named Executive Officers pursuant to the Omnibus Plan. The options are scheduled to vest in four equal installments on the first four anniversaries of the grant date and to expire on the tenth anniversary of the grant date. For additional information on the Company’s stock options, see “Compensation Discussion and Analysis” in this proxy statement.

(4)	The grant date fair value reflects the aggregate fair value determined in accordance with SFAS 123(R).

(5)	Grant date fair value of the option award is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 5.14%; expected dividend yield of 5.09%; expected life of ten years; and volatility of 53%.

(6)	Grant date fair value of stock awards is based on $36.39, the closing price of the Class B Common Stock on the grant date.

(7)	Grant date fair value of the option award is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 4.98%; expected dividend yield of 3.96%; expected life of four years; and volatility of 34.53%.

Outstanding Equity Awards at Year End

The following table sets forth information on the stock options (exercisable and unexercisable) and restricted shares of Class B Common Stock held by the Named Executive Officers on December 31, 2006.

Outstanding Equity Awards at Year End

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	That Have Not
	Exercisable	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(3)
Name	(#)	(#)	($)	Date	(#)	($)

Dennis Alter	100,000		$13.2900	6/19/2011	49,048	$2,139,964
	700,000		$8.0800	11/15/2008
	800,000		$8.3590	1/30/2009
	100,000		$8.5100	2/20/2012
	75,000	25,000	$7.9100	4/30/2013
	50,000	50,000	$15.8500	5/2/2014
		100,000	$37.6500	4/30/2016
William A. Rosoff	75,000		$22.1250	1/20/2007	49,048	$2,139,964
	120,000		$19.0000	6/3/2008
	100,000		$8.5000	2/28/2009
	100,000		$14.5000	4/4/2010
	100,000		$13.2900	6/19/2011
	100,000		$8.5100	2/20/2012
	75,000	25,000	$7.9100	4/30/2013
	50,000	50,000	$15.8500	5/2/2014
		100,000	$37.6500	4/30/2016
Philip M. Browne	25,000		$8.5000	2/28/2009	30,236	$1,319,197
	5,000		$4.5625	10/19/2010
	30,000		$13.2900	6/19/2011
	30,000		$8.5100	2/20/2012
	22,500	7,500	$7.9100	4/30/2013
	15,000	15,000	$15.8500	5/2/2014
		30,000	$37.6500	4/30/2016
Christopher J. Carroll		3,750	$7.9100	4/30/2013	21,983	$959,118
		7,500	$15.8500	5/2/2014
		12,000	$37.6500	4/30/2016
John F. Moore	3,125		$8.5100	2/20/2012	16,164	$705,235
	2,000	1,000	$7.9100	4/30/2013
	7,500	7,500	$15.5000	2/18/2014
	2,000	2,000	$15.8500	5/2/2014
		12,000	$37.6500	4/30/2016

(1)	Stock options become exercisable in four equal installments on the first four anniversaries of the grant date.

(2)	Shares that have not vested represent shares of restricted Class B Common Stock granted to the Named Executive Officers pursuant to the AMIP programs that were not vested at December 31, 2006. Shares are scheduled to vest ten years from the date of grant, unless vesting is accelerated as payment of a bonus earned under AMIP VI. On April 30, 2007, with respect to each of the Named Executive Officers, a portion of the restricted shares reflected in this table were vested on an accelerated basis in payment of a bonus under AMIP VI for the 2006 performance year. See “Compensation Discussion and Analysis” in this proxy statement for additional information on the number of shares that were vested on an accelerated basis for each of the Named Executive Officers.

(3)	Amount reflects the market value of restricted shares held by the Named Executive Officers at December 31, 2006 pursuant to the AMIP programs. Market value is based on a per share price of $43.63, the closing price of the Class B Common Stock on December 29, 2006.

Option Exercises and Stock Vested During Fiscal Year Ended December 31, 2006

The following table sets forth information for each of the Named Executive Officers about: (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares of Class B Common Stock acquired upon the vesting of restricted stock awards and the value realized, in each case before payment of any applicable withholding tax.

Option Exercises and Stock Vested During 2006

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Dennis Alter	0	$0	55,781	$2,128,603
William A. Rosoff	33,666	$358,038	61,550	$2,348,748
Philip M. Browne	20,000	$580,550	36,513	$1,393,336
Christopher J. Carroll	2,500	$73,900	12,500	$477,000
	3,750	$113,100
	7,500	$167,963
John F. Moore	0	$0	10,676	$407,396

(1)	Stock awards reflect accelerated vesting of shares in payment to each Named Executive Officer of his bonus earned for performance year 2005 and paid under AMIP V, which was the predecessor annual incentive program to AMIP VI. The shares of Class B Common Stock vested on May 1, 2006 and the value realized is based on a per share price of $38.16, the closing price for the Class B Common Stock on the last trading date immediately preceding the vesting date.

Pension Benefits 2006

The table below shows the present value of the accumulated and projected benefits obligation to Mr. Alter under the SERP as of December 31, 2006. The SERP is the Company’s only defined benefit retirement plan and Mr. Alter is the sole participant in the plan.

The SERP was approved and established by the Board of Directors in February 2005 to provide retirement benefits to Mr. Alter, the Company’s Chairman and Chief Executive Officer, with an unreduced survivor benefit to his spouse. The SERP is a nonqualified, noncontributory, unfunded defined benefit retirement plan. The annual benefit of $625 thousand vests ratably from February 2005 through August 2012, which is the date at which Mr. Alter reaches age 70 and is “normal retirement age” as defined in the SERP. The $625 thousand annual benefit is payable in monthly installments, commencing the month following the month in which Mr. Alter reaches age 70, regardless of whether he retires at that time. The amount payable was determined based on a percentage of Mr. Alter’s 2001 base salary and target AMIP program bonus. The annual benefit is not subject to change on the basis of future changes to his salary or bonus or additional years of service.

Mr. Alter may retire at any time before the normal retirement age and receive a reduced benefit (based on the extent to which his benefit has vested). The amount of the reduced annual benefit would be determined by multiplying the full annual benefit ($625 thousand) by a fraction equal to the number of months Mr. Alter has worked since the plan’s inception divided by the total number of 90 months that he would have needed to work to become fully vested.

In the event of death, disability or a change in control, as defined in the SERP, the annual benefit will become fully vested and immediately payable. In the event of a change in control, Mr. Alter is also entitled to be reimbursed for excise taxes payable with respect to “excess parachute payments” on a grossed up basis, which means an amount sufficient to pay the full taxes due on the additional reimbursement as well the excise tax itself. See “Potential Payments Upon Termination or Change in Control” for additional information on payments under the SERP under various termination scenarios and excise taxes.

			Present Value of
			Accumulated and
		Number of Years	Projected Benefit	Payments During
Name	Plan Name	Credited Service (#)	Obligation ($)	Last Fiscal Year ($)

Dennis Alter	Advanta Corp. Supplemental Executive Retirement Plan (“SERP”)	1.92(1)	$1,594,000(2)	$0

(1)	Number of years credited service is based on the number of years Mr. Alter has served since February 2005, the date the SERP was established. While Mr. Alter’s significant length of service for the Company prior to the establishment of the SERP was taken into account by the Board of Directors for the purposes of determining the amount of the benefits payable, this prior service was not credited for purposes of Mr. Alter becoming vested in the benefits. Only the service he completes after the establishment of the SERP is counted when determining his vested benefits, and therefore the service he is credited for under the terms of the SERP is less than his actual years of service to the Company.

(2)	Present value of accumulated and projected benefit obligation is determined assuming normal retirement age and using the same interest rate and mortality rate assumptions as those used in the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the 2006 Form 10-K.

Nonqualified Deferred Compensation

The deferred compensation shown in the table below relates to a one-time exchange program offered to the Company’s eligible employees and outside directors in April 2001. The program was part of the Company’s restructuring of certain of its equity compensation programs to reflect the restructuring of the Company following its exit from the mortgage business and decision to cease its leasing business in the first quarter of 2001. As part of restructuring its equity compensation programs, the Company effected a stock option exchange program that offered eligible employees and directors the opportunity to exchange “underwater” stock options for shares of Class B Common Stock at a ratio of one share of stock for every four options exchanged. The shares of Class B Common Stock awarded in exchange for the options were immediately vested, but were initially subject to transfer restrictions and were held in a deferred compensation arrangement for the benefit of participating employees. The transfer restrictions on the shares awarded in the exchange have lapsed; however, participants have the opportunity to elect to defer the receipt of the shares and resulting income until April 11, 2011.

Mr. Browne is the only Named Executive Officer that is a current participant in this program and the table below shows Mr. Browne’s earnings and distributions on the amounts deferred for 2006.

	Executive	Registrant	Aggregate	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/		Balance
	2006(1)	2006(1)	in 2006	Distributions		at 12/31/06
Name	($)	($)	($)	($)		($)

Philip M. Browne	—	—	$377,847(2)	$28,159	(3)	$1,363,438

(1)	There were no executive contributions or registrant contributions in 2006.

(2)	Aggregate earnings represent the increase in the value of the shares held in a deferred compensation arrangement for the benefit of Mr. Browne and the dividends paid on those shares during 2006.

(3)	Withdrawals/distributions represent a distribution of dividends paid during 2006 on the shares held in a deferred compensation arrangement for the benefit of Mr. Browne.

Potential Payments Upon Termination or Change in Control

The following information and the table that follows set forth the amount of payments to each of our Named Executive Officers in the event of a termination of employment as a result of normal and early retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause, and termination following a change of control.

Retirement.  We do not provide a pension or other retirement plan for our executives generally.

In February 2005, the Committee and the Board of Directors approved and established the SERP to provide Mr. Alter with certain retirement benefits. For additional information about the SERP, see “Pension Benefits 2006” in this proxy statement. Depending on the circumstances resulting in Mr. Alter’s termination, he may be entitled to receive a reduced or an unreduced benefit. The table reflects the actuarial present value of the benefit that would be payable to Mr. Alter under each of the termination scenarios.

See “Assumptions and General Principles” below for discussion of stock options and restricted stock in the event of the retirement of a Named Executive Officer.

Involuntary Termination (not for cause).  We maintain the Advanta Employees Severance Pay Plan to provide benefits to all of our employees, including the Named Executive Officers, in the event of termination of employment due to layoff, reduction in force, reorganization or other similar business decision, subject to certain exceptions. This plan provides benefits, up to a maximum of 32 weeks of salary, depending on the employee’s years of service with the Company. As of December 31, 2006, each of the Named Executive Officers would have been eligible for the maximum 32-week benefit under this plan and the amounts in the table reflect this.

Death and Disability.  Each of the Named Executive Officers participates in the Company’s employee life insurance benefit program for coverage up to a maximum of the lesser of two times base salary or $750,000. In addition, the Company pays the premium on a $1,000,000 term life insurance policy for Mr. Browne which is payable to the named beneficiary designated by Mr. Browne under such policy, and Mr. Alter participates in a legacy Company-owned life insurance program that was established in 1995 with a death benefit of $5,000 payable in the event of his death to his named beneficiary.

Messrs. Alter and Rosoff also are entitled to benefits associated with split-dollar life insurance policies. Specifically, there are split-dollar life insurance policies in effect with respect to the life of Mr. Alter (including two second-to-die policies on the lives of Mr. Alter and his wife) with an aggregate net death benefit of $65 million (including the second-to-die policies) and with respect to Mr. Rosoff with an aggregate net death benefit of $5 million. In the past, the Company made premium payments on these split dollar life insurance policies. Effective July 30, 2002, in response to the enactment of

Sarbanes-Oxley, the Company stopped making split-dollar life insurance premium payments. In accordance with the terms of the policies, the Company will recover all of the cumulative premiums paid by the Company for the whole life portion of the policies. Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the beneficiary designated by the executive under the policy.

Each of the Named Executive Officers also participates in the Company’s long-term disability program. The amounts set forth in the table assume the occurrence of a disability, as defined under the program, on December 31, 2006 and that the Named Executive Officer receives the maximum monthly benefit of $25,000 for the longest allowable period under the program.

See “Assumptions and General Principles” below for discussion of stock options and restricted stock in the event of death or disability of a Named Executive Officer.

Termination for Cause.  A Named Executive Officer is not entitled to receive any severance payments or other severance benefits upon termination for cause.

Voluntary Termination.  A Named Executive Officer is not entitled to receive any severance payments or benefits upon his voluntary decision to terminate employment with the Company, except the payment of a reduced benefit under the SERP with respect to Mr. Alter.

Change of Control Arrangements.  The Advanta Senior Management Change of Control Severance Plan provides benefits to senior management employees, including the Named Executive Officers, in the event of a “Change of Control” of the Company (as defined in the Plan) if, within one year of the date of a Change of Control and subject to certain exceptions, there has been either an actual or constructive termination of the senior management employee. The Advanta Senior Management Change of Control Severance Plan (the “Management Severance Plan”) provides severance, up to a maximum of 104 weeks of salary, depending on the senior management employee’s level of responsibility and years of service. Under this plan, each of Messrs. Alter, Rosoff and Browne would have been eligible for benefits at the level of 104 weeks of salary if there had been a “Change of Control” of the Company on December 31, 2006. The other Named Executive Officers would have been eligible for benefits at the level of 52 weeks of salary if there had been a “Change of Control” of the Company on December 31, 2006. The amounts reflected in the table assume the Change of Control occurred on December 31, 2006 and resulted in an actual or constructive termination of the Named Executive Officer.

The Office of the Chairman Supplemental Compensation Program provides benefits to Messrs. Alter and Rosoff in the event of a Change of Control (as defined in the program document) or similar transaction. Subject to certain exceptions, the program provides supplemental compensation in connection with a Change of Control if there is an actual or constructive termination from employment within three years after the Change of Control. The amount of supplemental compensation cannot be less than $3 million or more than $5 million, and is determined by the Committee based on factors set forth in the program. At December 31, 2006, Messrs. Alter and Rosoff were the only Named Executive Officers eligible to participate in this program and the amounts in the table assume Messrs. Alter and Rosoff are paid the maximum allowable benefit of the $5 million under this program.

See “Assumptions and General Principles” below for a discussion of stock options and restricted stock in the event of a change of control.

Excise Taxes.  In the event Mr. Alter becomes entitled to receive any payments in connection with a transaction that is treated as a change of control of the Company, then he is entitled, under the terms of the SERP, to receive additional payments that are equal to the excise tax payments he would be required to make with respect to excess parachute payments and the taxes charged thereon. The amount of this tax “gross-up” payment is structured to be equal to an amount that will allow Mr. Alter to receive the economic benefit he would have received (after payment of taxes other than the excise taxes on excess parachute payments) if those payments had not been excess parachute payments subject to the excise tax.

With respect to executive officers other than Mr. Alter, the Company’s change of control arrangements as in effect at December 31, 2006 did not provide for any tax “gross-up” payments for amounts that would be considered to be “excess parachute payments.”

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•	The amounts shown in the table assume that each Named Executive Officer was terminated on December 31, 2006. Accordingly, the table reflects base salaries in effect as of December 31, 2006 and includes estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination of employment or change of control. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the termination of employment or change of control.

•	AMIP Shares. Typically, an employee must be employed by the Company on the date AMIP bonuses are actually awarded in order to receive his or her AMIP bonus. However, in the event of a termination of employment due to retirement, death, disability or a change of control, the Committee has the discretion, depending on the circumstances, to accelerate the vesting of all or a portion of the participant’s restricted shares. The table assumes vesting of a pro rata portion of the restricted shares for each of the Named Executive Officers. The pro rata portion is determined based on the portion of the annual performance period that the employee completed prior to the termination event. Accordingly, the information in the table assumes that, where applicable, the Committee would exercise its discretion to accelerate the vesting of the pro rata portion of AMIP shares. Because the table assumes a December 31, 2006 termination date, each of the Named Executive Officers would receive 100% of his 2006 performance year target bonus shares under AMIP VI because the performance period was completed as of the assumed termination date. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting is assumed to be accelerated multiplied by the closing price of our common stock on December 29, 2006.

•	Stock Options. A Named Executive Officer may exercise any stock options that are exercisable prior to the date of the termination. Any payments related to these stock options are not included in the table.

In the event of a change of control, all unvested options will become vested. The table reflects the value of accelerated vesting of each Named Executive Officer’s unvested options at December 29, 2006 assuming the exercise of all such options. For each option grant, this value is calculated as the difference between the closing price of the Class B Common Stock on December 29, 2006 and the exercise price for the options multiplied by the number of unvested options for which vesting is accelerated.

In addition, if a termination is due to retirement, the Committee has the discretion to vest a pro rata portion of the options that were not vested on the termination date. The pro rata portion would be the number of options that would have vested for the year. The value reflected in the table for this scenario is the fair value of the options that would have been forfeited on termination but for the assumed pro rata vesting by the Committee, calculated using the Black-Scholes-Merton option pricing model.

Estimated Payments on Termination or Change in Control

	Dennis		William A.		Philip M.	Christopher J.	John F.
Event	Alter		Rosoff		Browne	Carroll	Moore

Retirement
Accelerated Stock Options	$1,144,592		$1,144,592		$343,433	$167,195	$140,583
Prorated AMIP bonus	534,991		534,991		329,799	137,522	136,431
SERP	2,357,944	(2)	0		0	0	0

Total	$4,037,527		$1,679,583		$673,232	$304,717	$277,014
Involuntary Termination (not for cause)
Severance	$366,154		$366,154		$348,708	$181,813	$180,361
SERP	9,226,736	(3)	0		0	0	0

Total	$9,592,890		$366,154		$348,708	$181,813	$180,361
Voluntary Termination
SERP	$2,357,944	(2)	0		0	0	0

Total	$2,357,944		$0		$0	$0	$0
Death
Accelerated restricted stock	$534,991		$534,991		$329,799	$137,522	$136,431
Life insurance	14,435,000	(4)	6,590,000	(7)	1,750,000	591,000	587,000
SERP	9,085,348	(5)	0		0	0	0

Total	$24,055,339		$7,124,991		$2,079,799	$728,522	$723,431
Disability
Accelerated restricted stock	$534,991		$534,991		$329,799	$137,522	$136,431
Disability benefits(l)	830,781		956,858		3,357,675	3,357,675	2,309,432
SERP	9,226,736	(3)	0		0	0	0

Total	$10,592,508		$1,491,849		$3,687,474	$3,495,197	$2,445,863
Termination for Cause
No payments	N/A		N/A		N/A	N/A	N/A

Change in Control with Termination
Senior Management Change in Control Plan	$1,190,000		$1,190,000		$1,133,300	$295,446	$293,087
Office of the Chairman Supplemental Compensation Program	5,000,000		5,000,000		0	0	0
Accelerated stock options	2,880,000		2,880,000		864,000	414,060	374,015
Accelerated restricted stock	534,991		534,991		329,799	137,522	136,431
SERP	9,226,736	(3)	0		0	0	0
Tax Gross-Up	2,303,343	(6)	0		0	0	0

Total	$21,135,070		$9,604,991		$2,327,099	$847,028	$803,533

(1)	The amounts set forth in the table reflect the present value of future disability benefits assuming the maximum monthly benefit of $25,000 was paid to each Named Executive Officer for the maximum allowable period under the program.

(2)	This represents the present value of the actuarially probable payment stream that would be provided under the SERP if Mr. Alter were to retire on December 31, 2006.

Pursuant to the terms of the SERP, the benefit payable is based on Mr. Alter’s length of service from the date of its adoption. The full $625,000 annual benefit is only available after continuous service through attainment of age 70 (August 16, 2012), and there is a reduction where termination of Mr. Alter’s employment results in an early retirement. Mr. Alter’s retirement or any other voluntary termination of his employment as of December 31, 2006 would result in immediate commencement of benefit payments at a reduced level. Under the terms of the SERP, the annual benefit payable would be reduced to $159,722, payable as a joint and 100% survivor benefit to Mr. Alter and his spouse.

(3)	This represents the present value of the actuarially probable payment stream that would be provided under the SERP following Mr. Alter’s termination of employment for any reason following a Change in Control or as a result of Mr. Alter’s disability or termination by the Company without cause (whether or not there has been a Change in Control), if any of these had occurred on December 31, 2006. In these circumstances, the SERP provides for payment of the full $625,000 annual benefit that is otherwise payable as a “normal retirement” benefit on attaining the SERP’s normal retirement age (age 70). The value of this benefit is calculated as the present value of this full annual benefit, payable as a joint and 100% survivor benefit for Mr. Alter and his spouse.

(4)	Includes death benefits payable to beneficiaries under: (a) Company provided term life insurance benefit capped at $750,000; (b) company-owned life insurance of $5,000; and (c) single life split-dollar insurance policies. Does not include net death benefit payable to beneficiaries under second-to-die split-dollar insurance policies on the lives of Mr. Alter and his spouse.

(5)	This represents the present value of the actuarially probable payment stream that would be provided under the SERP if Mr. Alter’s death had occurred on December 31, 2006. In the event of Mr. Alter’s death, the SERP provides for payment of the full $625,000 annual benefit that is otherwise payable as a “normal retirement” benefit on attaining the SERP’s normal retirement age (age 70). The value of this benefit is calculated as the present value of this full $625,000 annual benefit, payable as a single life annuity for Mr. Alter’s spouse.

(6)	This amount represents the present value of the actuarially probable payment stream that would be made under the terms of the SERP to reimburse Mr. Alter, on a net, after-tax basis, for the excise taxes imposed under the Code on “excess parachute payments” (as defined in Code Section 280G) in the event of Mr. Alter’s retirement following a Change of Control based on the application of the Company’s plans as in effect on December 31, 2006.

(7)	Includes benefits payable to beneficiaries under: (a) Company provided term life insurance benefit capped at $750,000; and (b) single life split-dollar insurance policies.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no compensation for services as Directors. For 2006, compensation for non-employee Directors consisted of:

•	an annual retainer of $50,000 for service on the Board;

•	an annual retainer of $20,000 for service on a Board committee (other than as a Board committee chairperson, in which case the annual retainer is $30,000);

•	payments of $1,000 per day for each Board or Board committee meeting attended (other than Board committee chairpersons who are paid $1,500 per day for each Board committee meeting they chair); and

•	a grant of stock options under the Omnibus Plan, consisting of 15,000 options to purchase Class B Common Stock upon appointment to the Board of Directors and, for each subsequent year, an annual grant, generally on the fourth Wednesday in January, of 9,000 options to purchase Class B Common Stock. In each case the options are granted at an exercise price equal to the closing price of the stock on the grant date, become exercisable in equal portions on the first four anniversaries of the grant date and expire ten years from the grant date.

The chairpersons of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee are Messrs. Blank, Botel, Alter and Olafsson, respectively. Mr. Botel, Ms. Becker Dunn and Mr. Lubner are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee.

Directors are entitled to reimbursement for travel and other expenses incurred in connection with their services as Directors. Each non-employee Director is eligible for a $500,000 term life insurance policy on which the Company pays the premiums and, although there is no build-up in cash value, the non-employee Director has the right to designate the beneficiary under the applicable policy. In addition, non-employee Directors are eligible to participate in the Company’s Non-employee Director Deferral Plan. Directors who participate in this plan may elect to defer all or a portion of fees earned.

2006 Director Compensation Table

The following table sets forth the compensation for the fiscal year ended December 31, 2006 paid by the Company to each person who served as a non-employee Director during all or any part of 2006.

			Change in
			Pension
	Fees		Value and
	Earned		Nonqualified
	or Paid in	Option	Deferred	All Other
	Cash	Awards(1)	Compensation	Compensation(3)	Total
Name	($)	($)	Earnings(2)	($)	($)

Robert S. Blank	$99,000	$62,393	$3,537		$164,930
Max Botel	$119,500	$62,393		$8,433	$190,326
Thomas P. Costello	$36,000	$10,378			$46,378
Dana Becker Dunn	$80,000	$62,393	$1,575	$2,612	$146,580
Ronald Lubner	$95,000	$62,393		$22,390	$179,783
Olaf Olafsson	$130,000	$62,393			$192,393
Robert Rock(4)	$52,000	$31,197		$1,405	$84,602
Michael A. Stolper	$85,000	$62,393		$1,850	$149,243

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R), for stock options granted to each of the Directors in 2006 and prior years. Pursuant to SEC rules, amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the compensation cost are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the 2006 Form 10-K and footnotes 2 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2005 included in the 2005 Form 10-K.

The Company made grants of stock options to non-employee directors in 2006. On January 25, 2006, each of the Directors listed in the table above, other than Mr. Costello who was not serving as a Director on that date, received an annual grant of 9,000 stock options. With respect to each grant of 9,000 stock options on January 25, 2006, the grant date fair value of the option award, determined in accordance with SFAS 123(R), was $79,560. In addition, Mr. Costello, who joined the Board of Directors in December 2006, received his initial grant of 15,000 stock options on December 14, 2006. The grant date fair value of the options awarded to Mr. Costello, determined in accordance with SFAS 123(R), was $166,050.

The table below sets forth the aggregate number of options awards outstanding at December 31, 2006 with respect to each person who served as a non-employee Director during all or any part of 2006.

Aggregate Number of Stock
Name	Options Outstanding

Robert S. Blank	60,000
Max Botel	29,250
Thomas P. Costello	15,000
Dana Becker Dunn	29,250
Ronald Lubner	22,500
Olaf Olafsson	78,000
Robert Rock	0
Michael A. Stolper	72,000

(2)	The amounts in this column reflect the above-market interest earned, if any, on deferred compensation pursuant to the Company’s Non-employee Director Deferral Plan.

(3)	For participating Directors, amounts in this column include the premiums paid by the Company for a $500,000 term life insurance policy as follows: Mr. Botel, $8,433; Ms. Becker Dunn, $2,530; Mr. Lubner, $22,390; Mr. Rock, $1,405; and Mr. Stolper, $1,850. With respect to Ms. Becker Dunn, amount also includes a tax gross-up payment of $82 for the estimated tax liabilities incurred in connection with taxable income associated with travel expenses attributable to her spouse accompanying her to a Board meeting that was not held at the Company’s headquarters.

(4)	Mr. Rock resigned from his position as a director on April 6, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has nominated Mr. Alter and Ms. Becker Dunn to be elected at the Meeting for a three-year term ending in 2010. Both of the nominees are currently serving as Directors of the Company, and both of the nominees have been recommended for re-election by the Nominating Committee and approved and nominated for re-election by the Board of Directors. Mr. Blank, the third director whose term expires at this year’s election, is not standing for re-election. Six other Directors are currently serving terms which will expire in 2008 or 2009.

Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the proxies will be voted in favor of such other person or persons who are designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.

Set forth below is certain information regarding each nominee and each Director continuing in office, which has been confirmed by each of them for inclusion in this Proxy Statement.

Nominees For Election For A Term Expiring In 2010

Dennis Alter	Dana Becker Dunn

Mr. Alter, age 64, became Executive Vice President and a Director of the Company’s predecessor organization in 1967. He became President and Chief Executive Officer in 1972, and Chairman of the Board of Directors in August 1975. Mr. Alter has remained as Chairman of the Board since August 1975. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter reassumed the title of Chief Executive Officer.

Ms. Becker Dunn, age 55, has been a Director of the Company since March 1996. She served as Vice President of U.S. Services of Avaya, Inc., a leading provider of communications systems and software for enterprises, from October 2000 until retiring from Avaya, Inc. in August 2001. Prior to that, Ms. Becker Dunn served as Vice President of Transition Operations in connection with the spin-off of Avaya, Inc. from Lucent Technologies and, before that, she served as Vice President, Growing and Emerging Markets, of Lucent Technologies Business Communications Services, formerly AT&T Global Business Communications, which she joined in December 1994. In 1992 she became Vice President and Chief Technical Officer for AT&T’s Call Servicing (Long Distance) Organization, after which she was Vice President of Strategic Planning and New Business Development for Consumer Communications Services. From 1984 to 1992, Ms. Becker Dunn served AT&T in a variety of capacities, including Product Marketing Director in 1984, Director of Information Systems in 1986 and Operator Services-Eastern Region Vice President in 1988.

The Board of Directors recommends voting “FOR” the election of the two nominees for election.

Incumbent Directors Continuing In Office For A Term Expiring In 2008

Max Botel	Thomas P. Costello	Ronald Lubner

Mr. Botel, age 67, has been a Director of the Company since its incorporation in 1974. He retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. He is President of Botel Asset Management, a securities brokerage firm and successor to Penn Center Investments, Inc. where he served as President since January 1995 and Vice President from February 1985 until he became President.

Mr. Costello, age 61, has been a Director of the Company since December 2006. He served as a Director for KPMG LLP from 2002 until he retired in 2004. Prior to that, he was employed at Arthur Andersen LLP for 35 years, including serving as National Practice Director from 1996 to 2002, where he was responsible for the accounting and audit practices of 19 Arthur Andersen offices in the southeast region of the United States. From 1985 to 1996, he served as Partner in Charge of the Accounting and Audit practice in Arthur Andersen’s Philadelphia Office and, prior to that, he acted as Engagement Partner where he served clients in numerous industries and worked with both large multinational and small and mid-sized public companies. Mr. Costello is currently a director and Chairman of the Audit Committee of Alesco Financial Inc.

Mr. Lubner, age 73, has been a Director of the Company since December 1996. He is Chairman of Belron International Ltd., a Luxembourg company, PGSI Ltd., a Luxembourg company, and PG Group (Pty) Ltd., a South African company. Mr. Lubner is a 50-year veteran of Belron International and the Plate Glass Group, which together have annual sales of $3.5 billion. The Plate Glass Group manufactures and distributes the complete range of building, automotive and glass products, and Belron International supplies and installs automotive glass in 30 countries.

Incumbent Directors Continuing In Office For A Term Expiring In 2009

Olaf Olafsson	William A. Rosoff	Michael A. Stolper

Mr. Olafsson, age 44, has been a Director of the Company since December 1997. From November 1999 until assuming his current position in March 2003 as Executive Vice President of Time Warner, Inc., Mr. Olafsson was Vice Chairman of Time Warner Digital Media, a division of Time Warner, Inc. In January 2005, Mr. Olafsson was elected to the Board of Directors of Time Warner Telecom Inc., a publicly held company and provider of managed network solutions to a wide range of business customers and organizations throughout the United States. In September 1996, Mr. Olafsson joined the Company as Vice Chairman of Advanta Information Services, Inc. (“AIS”) and was elected as a Director of AIS in October 1996. Mr. Olafsson was elected President of the Company in March 1998. In October 1999 he resigned as President. Prior to joining the Company, he was President and Chief Executive

Officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991.

Mr. Rosoff, age 63, joined the Company in January 1996 as a Director and Vice Chairman. In October 1999, Mr. Rosoff became President as well as Vice Chairman of the Board of the Company. Prior to joining the Company, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, the Company’s outside counsel, where he advised the Company for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining the Company, as a member of its Executive Committee and Chairman of its Tax Department.

Mr. Stolper, age 51, has been a Director of the Company since June 1998. He is General Partner of Veritable, LP, a privately held registered investment advisor of which Mr. Stolper is a principal. Veritable, LP was formed in March 2004 to acquire the investment consulting assets of PNC Advisor’s Hawthorn unit. Mr. Stolper was President of Stolper & Co., Inc. from 1986 through 1997 and that business was merged with PNC Bank’s Family Wealth Management Group to form Hawthorn. Mr. Stolper has 29 years experience as an investment advisor and financial consultant.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors affirmatively determines the independence of each director and nominee for election as a director using standards set forth in rules promulgated by The NASDAQ Stock Market LLC (“NASDAQ”) for determining the independence of a director, including the consideration of any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the director’s responsibilities as a member of the Board of Directors. During its annual review of director independence, the Board of Directors determined that all of our incumbent directors and nominees for election as directors, excluding those directors and nominees for election as directors who are also executive officers or otherwise employed by us, are independent. Our Board of Directors determined that each of our incumbent directors, Max Botel, Robert S. Blank, Thomas P. Costello, Ronald Lubner, Olaf Olafsson and Michael A. Stolper are independent, and that our nominee for election as a director, Dana Becker Dunn, is independent.

In addition, the Board of Directors determined that our Audit Committee, Compensation Committee and Nominating Committee are each composed solely of independent directors. Our Board of Directors also determined that Robert H. Rock, who served as a director for at least a part of the fiscal year ending December 31, 2006, but who resigned from his position as a director on April 6, 2006, was independent during the time period in which Mr. Rock served as a director in the fiscal year ending December 31, 2006.

Communications with the Board of Directors

Stockholders who wish to communicate with the Board of Directors or one or more specific individual Directors may do so by sending a written request to such Director or Directors in care of the Company’s Secretary at the address on the first page of this proxy statement. Any written request so received by the Secretary will be forwarded to the intended Director or Directors except under certain limited circumstances where it is deemed unnecessary or inappropriate pursuant to procedures established by a majority of the Directors who are independent, as defined under applicable NASDAQ rules.

Compensation Committee Interlocks And Insider Participation

The only individuals who served as members of the Compensation Committee during the fiscal year ended December 31, 2006 were Messrs. Botel and Lubner and Ms. Becker Dunn, all of whom served for all of fiscal 2006. The only individuals who served as members of the Plan Administration Committee during the fiscal year ended December 31, 2006 were Messrs. Botel and Lubner and Ms. Becker Dunn, who served for all of fiscal 2006. None of the aforementioned members of the Compensation Committee and the Plan Administration Committee is, or was during fiscal 2006, an officer or other employee, or former officer, of the Company or of any subsidiary of the Company. There were no interlocks or insider participation between any member of the Compensation Committee or the Plan Administration Committee and any member of the compensation committee of another company.

Board Meetings and Committee Membership

The Board of Directors held seven meetings during the last fiscal year. During 2006, each Director who served during the last fiscal year attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served, except Mr. Lubner.

During 2006, the non-employee Directors of the Board of Directors met twice in executive session.

The Board of Directors has adopted a policy that all directors attend the Company’s annual meeting of stockholders, except under certain limited circumstances. All of the Company’s Directors attended the 2006 annual meeting.

Audit Committee.  The Board of Directors has an Audit Committee that is currently composed of Messrs. Blank, Botel, Costello and Stolper, each of whom is independent as defined under applicable NASDAQ rules. The Board of Directors has determined that each member of the Audit Committee qualifies as an audit committee financial expert, as defined by the SEC. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to:

•	the audit and overall integrity of the Company’s financial statements;

•	the Company’s process for financial reporting and monitoring compliance with legal and regulatory requirements;

•	the independence and qualifications of the Company’s independent auditor;

•	the performance of the Company’s internal audit and risk management functions;

•	the performance of the Company’s independent auditor;

•	the Company’s accounting and system of internal controls; and

•	the Company’s code of ethics for senior financial officers.

As part of its responsibilities, the Audit Committee reviews and evaluates the Company’s accounting and auditing procedures and selects and engages the firm to be appointed as the independent registered public accounting firm to audit the Company’s financial statements. In addition, pursuant to its written charter, the Audit Committee is responsible for reviewing and approving “related party” transactions, as defined by the SEC’s rules.

The Audit Committee met eight times in 2006. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.advanta.com.

Compensation Committee.  The Board of Directors has a Compensation Committee that is currently composed of Mr. Botel, Ms. Becker Dunn and Mr. Lubner, each of whom is independent as defined under applicable NASDAQ rules. The primary responsibilities of the Compensation Committee are to:

•	review and approve Company-wide benefit programs and executive compensation programs;

•	review and approve, where appropriate, individual compensation arrangements for the Company’s executive officers;

•	recommend and approve compensation arrangements for outside Directors; and

•	serve in an advisory capacity to the full Board regarding compensation matters.

See “Compensation Discussion and Analysis” in this proxy statement for more information about the Compensation Committee’s role and responsibilities. The Compensation Committee met three times in 2006. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.advanta.com.

The members of the Compensation Committee also serve as the Plan Administration Committee for purposes of administering the Company’s 2000 Omnibus Stock Incentive Plan with respect to executive officers (the “Plan Administration Committee”). Each member of the Plan Administration Committee is a “non-employee director” under applicable SEC rules, an “independent director” under applicable NASDAQ rules and an “outside director” under applicable IRS rules. The Plan Administration Committee determines awards of stock options to executive officers and also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Board of Directors, as a whole, administers the 2000 Omnibus Stock Incentive Plan with respect to stock options granted to non-employee directors. The Plan Administration Committee met once as part of a Compensation Committee meeting during 2006.

Nominating Committee.  The Board of Directors has a Nominating Committee that is currently composed of Messrs. Olafsson and Lubner, each of whom is independent as defined under applicable NASDAQ rules. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on the Company’s website at www.advanta.com. The primary responsibilities of the Nominating Committee are to:

•	identify and recommend to the Board of Directors individuals to serve on the Board;

•	consider director candidates recommended by stockholders, as described below; and

•	periodically review and evaluate the size and composition of the Board and recommend to the Board any proposed changes.

The Nominating Committee met twice in 2006. After considering the qualifications of the two incumbent Directors standing for reelection, the Nominating Committee recommended that each of them be nominated for re-election as a Director at the Meeting.

Procedure for Nominating Director Candidates for Election to the Board.  Any stockholder of record entitled to vote in the election of directors who is a stockholder at the record date of the meeting and also on the date of the meeting at which directors are to be elected may make a nomination for the election of directors to the Company’s Board of Directors provided that he or she complies with the procedure set forth in Section 3-13 of the Company’s By-Laws. Under the Company’s By-Laws, a stockholder wishing to nominate a director candidate for election to the Board must send timely written notice to the Company’s President setting forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned of record and beneficially by such nominating stockholder and the number that are owned beneficially by any beneficial owner; a description of all arrangements and understandings between the nominating stockholder and any beneficial owner and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; the name and address of any persons being nominated; a representation that the nominating stockholder is at the time of giving the notice, was or will be on the record date for meeting, and will be on the meeting date a holder of record of shares of the Company entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee proposed by the nominating stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by the Board of Directors of the Company; and the written consent of each nominee to serve as a director if so elected. To be timely, such notice must be received, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed. The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person that the presiding officer determines is not made in compliance with the foregoing procedure. The Nominating Committee will receive notice of any stockholder nomination made pursuant to these procedures.

Procedure for Recommending Director Candidates to the Nominating Committee.  In addition to the procedures described above under the heading “Procedure for Nominating Director Candidates for Election to the Board,” stockholders may recommend director candidates for consideration by the Nominating Committee and recommendation by the Nominating Committee to the Board. Nothing contained herein amends or modifies in any way the process by which stockholders may directly nominate a director candidate to the Board, as set forth in the Company’s By-Laws and discussed above.

To be timely received for consideration in connection with the Company’s 2008 Annual Meeting of Stockholders, the Nominating Committee must receive a stockholder-recommended nomination by January 8, 2008. All submissions of director candidates by stockholders to the Nominating Committee for its consideration must include all of the required information set forth above under the heading “Procedure for Nominating Director Candidates for Election to the Board,” and the following additional information:

•	Any information relevant to a determination of whether the nominee meets the criteria described below under the heading “Director Qualifications;”

•	Any information regarding the nominee relevant to a determination of whether the nominee would be barred from being considered independent under applicable NASDAQ or SEC rules or, alternatively, a statement that the nominee would not be so barred;

•	A statement, signed by the nominee verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation; and

•	If the recommending stockholder, or group of stockholders, has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date of recommendation, evidence of such beneficial ownership.

All such submissions to the Nominating Committee must be made in writing and may be mailed to the Nominating Committee of Advanta Corp. in care of the General Counsel at the address appearing on the first page of this proxy statement.

Director Qualifications.  The Nominating Committee believes that each director nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Board should have the highest professional and personal ethics, consistent with the values and standards of the Company. At a minimum, nominees will be selected on the basis of their integrity, skill, leadership ability, financial sophistication, and capacity to help guide the Company. Nominees should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties.

Evaluation of Director Candidates by the Nominating Committee.  The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms, stockholders, or other persons. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended from other sources, except that the Nominating Committee may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. Director candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

In connection with this evaluation, the Nominating Committee makes a determination whether to interview a prospective nominee based upon the Company’s needs and the Nominating Committee’s level of interest. If warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Nominating Committee makes a recommendation to the full Board as to its selection of director nominees, and the Board selects the nominees after consideration of the Nominating Committee’s recommendation and report. Each director nominee included on the proxy card for election at the Meeting was recommended by the Nominating Committee. No stockholder (or group of stockholders) beneficially owning more than 5% of the Company’s voting common stock recommended a director nominee for election at the Meeting.

Corporate Governance Committee.  The Board of Directors has a Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Alter, Olafsson and Rosoff. The function of the Corporate Governance Committee is to identify, analyze and propose approaches and solutions to issues relating to the long-term effectiveness of the Board of Directors and senior management of the Company, including, for example, issues relating to succession planning, retirement policies and management development. The Corporate Governance Committee did not meet during 2006.

Employment Agreements With Executive Officers And Other Transactions And
Arrangements

In January 1996, Mr. Rosoff and the Company entered into an agreement under which Mr. Rosoff’s annual base salary is a minimum of $475,000. Under the terms of the agreement, he is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in the AMIP program (with a target bonus of at least 75% of his base salary) and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP bonus will be at least $1 million. The agreement contains certain other provisions, some of which, as described in prior years’ proxy statements, have been fully performed.

In May 1998, Mr. Browne entered into an employment agreement with the Company in connection with his employment by the Company as Senior Vice President and Chief Financial Officer. The agreement provided that Mr. Browne’s starting annual base compensation would be $350,000 and that he would be entitled to participate in the AMIP programs (with a target bonus of at least 50% of his base salary and a maximum bonus of 200% of target). In the event of a “change in control” (as defined in the Management Severance Plan), Mr. Browne will be entitled to severance of two times his base salary. The agreement contains certain other provisions which, as described in prior years’ proxy statements, have been fully performed. Mr. Browne’s wife has been employed by the Company since January 1994. During fiscal year 2006, Ms. Browne received $286,569 in salary and bonus. Ms. Browne currently serves as Senior Counsel to the Company.

In January 2004, Mr. John Moore became President of Advanta Bank Corp. At that time, the Company requested that, as President of Advanta Bank Corp., Mr. Moore establish and maintain his principal residency in Utah. In order to facilitate this relocation, the Company and Mr. Moore entered into a Relocation Agreement (the “Relocation Agreement”), dated as of May 20, 2004, for the purpose of providing that Mr. Moore would incur no incremental cost as a result of his relocation to Utah.

Pursuant to the Relocation Agreement, for 2004 the Company paid to Mr. Moore $157,500 as a relocation payment to cover certain expenses related to his relocation to Utah and the establishment and maintenance of his Utah residency and $121,013 as a tax gross-up payment for tax liabilities associated with such income. Also pursuant to the Relocation Agreement, the Company agreed to: (a) reimburse Mr. Moore for certain expenses related to the maintenance of his residency in Utah; and (b) under certain circumstances purchase Mr. Moore’s Utah residence from him. Additionally, the Relocation Agreement provides that, under certain circumstances, the Company will reimburse Mr. Moore for the taxes relating to these payments. See “All Other Compensation” column of “Summary Compensation Table” in this proxy statement.

On May 9, 2006, the Company repurchased, pursuant to a stock repurchase agreement, 995,000 shares of Class B Common Stock beneficially owned by Mr. Alter (representing approximately 16% of Mr. Alter’s combined beneficial ownership of shares of Class A Common Stock and Class B Common Stock) for a purchase price of $38.67 per share, the closing price of the Class B Common Stock on May 8, 2006. Following the transaction, Mr. Alter continues to be the largest stockholder of the Company.

In January 2007, in connection with the exercise of stock options by Mr. Rosoff, the Company withheld 13,156 shares of Class B Common Stock with a market value of approximately $592,000 to meet the Company’s minimum statutory tax withholding requirements.

PROPOSAL 2: APPROVAL OF ADVANTA CORP.
OFFICE OF THE CHAIRMAN CASH BONUS PLAN

The Advanta Corp. Office of the Chairman Cash Bonus Plan (the “Cash Bonus Plan”) was adopted by the Board on April 26, 2007, effective as of April 2, 2007, subject to approval by our stockholders. The purpose of the Cash Bonus Plan is to provide performance-based cash bonuses to members of the Office of the Chairman as part of our integrated compensation program. The Board believes that the Cash Bonus Plan forms an integral part of our compensation program and complements the Company’s existing pay policies and plans by linking significant portions of executive compensation to the achievement of objective performance goals. If stockholders do not approve the Cash Bonus Plan, no bonuses will be paid under the Cash Bonus Plan.

The design and administration of the Cash Bonus Plan are intended to cause amounts paid under the Cash Bonus Plan to be treated as “performance-based compensation” as that term is used for purposes of Section 162(m) of the Code. As a consequence, compensation paid under the Cash Bonus Plan is intended to be exempt from the provisions of the Code that would otherwise limit our ability to deduct, for federal income purposes, senior executive compensation in excess of $1,000,000 per executive.

The existence of the Cash Bonus Plan does not supplant or preclude the Board’s or the Committee’s ability to pay bonus compensation to members of the Office of the Chairman on a discretionary basis or based on performance factors other than those described below.

The provisions of the Cash Bonus Plan are summarized below. This summary does not purport to be a complete description of all of the provisions of the Cash Bonus Plan. It is qualified in its entirety by reference to the full text of the Cash Bonus Plan, which has been filed with the Securities and Exchange Commission with this proxy statement and is therefore available for download at www.sec.gov. Any stockholder who wishes to obtain a copy of the Cash Bonus Plan may also do so by submitting a request to Advanta Corp., Attn: Corporate Secretary, Welsh & McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

Eligibility.  Participants in the Cash Bonus Plan are the members of the Office of the Chairman. The Office of the Chairman is currently comprised of Messrs. Alter and Rosoff.

Stockholder Approval and Term of Cash Bonus Plan.  Upon approval by our stockholders, the Cash Bonus Plan will become effective as of April 2, 2007 and will continue until it is terminated by the Board. The Cash Bonus Plan may be submitted periodically for reapproval by the stockholders from time to time, to the extent required by applicable rules. In order to remain qualified as a “performance-based” compensation arrangement for purposes of the Code rules regarding deductibility of senior executive compensation as currently in effect, the Cash Bonus Plan should be reapproved by stockholders no later than the stockholders’ meeting that occurs in the fifth year following its last stockholder approval.

Administration of the Cash Bonus Plan.  The Cash Bonus Plan must be administered by a committee, consisting exclusively of two or more “outside directors” (as that term is defined under Section 162(m) of the Code) designated by the Board. Currently the Board has designated the Committee to administer the Cash Bonus Plan. References to the “Committee” in this section of the proxy statement are not specific to the Committee and are intended to refer to any committee designated by the Board to administer the Cash Bonus Plan.

The Committee has the authority to establish and amend rules relating to the Cash Bonus Plan and to make all other determinations necessary and advisable for the administration thereof. The Committee may reduce any amount that would be otherwise payable under the Cash Bonus Plan if it determines that the reduction is necessary or appropriate under the facts and circumstances. The Committee may not exercise discretion to increase a payment due under the Cash Bonus Plan. All decisions made by the Committee regarding the Cash Bonus Plan are made in its sole discretion and are final and binding.

Benefits Under the Cash Bonus Plan.  In general, the benefits under the Cash Bonus Plan consist of a cash bonus payable to participants upon the achievement of objective performance goals established by the Committee. The target bonus amounts for each participant will be established by the Committee, in its discretion, at the start of each performance period. Under the Cash Bonus Plan, the maximum amount that can be paid to any one participant with respect to any performance period shall be 200% of the participant’s target bonus for that performance period, provided that the maximum amount paid to any one participant for any calendar year will in no event exceed $4,600,000. This limitation is not pro-rated for any performance period under the Cash Bonus Plan if the duration of that performance period is less than 12 months. This limitation may not be increased without stockholder approval.

The bases for the performance goals may include any of the following criteria: stock price, revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, productivity, level of managed assets, near or long-term earnings potential or any variation or combination of the preceding business criteria. Performance goals may be stated with respect to our business as a whole, or with respect to a specified subsidiary, division or other operational unit. Moreover, performance goals may be stated in absolute terms or may be expressed relative to performance in a specified prior period or to the performance of other specified enterprises.

In addition, the Committee may utilize as an additional performance measure (to the extent such criteria are objectively structured in a manner consistent with the tax rules relating to “performance-based” compensation) the attainment by a participant of one or more personal objectives and/or goals specified by the Committee, including but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.

In all cases, however, the measurement of corporate or individual achievement of any of these goals must be objectively determinable and is to be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which the performance goal or goals for the performance period in question were established; provided, however, to the extent specified by the Committee at the time the performance goals are established, the measurement of specified performance goals may be subject to adjustment to exclude items of gain, loss or expense that are determined to be extraordinary or unusual in nature, infrequent in occurrence, related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principles, all as determined in accordance with standards established by the accounting profession. Equitable adjustments will be made to any performance goal related to our stock (e.g., earnings per share) to reflect changes in corporate capitalization, such as stock splits and reorganizations.

Under the terms of the Cash Bonus Plan, a performance period may be a full year or any portion of that year. The performance goals for an entire year must be established no later than 90 days after the beginning of the year. In the event a performance period is established for less than a full year, then the goal or goals for that performance period must be established no later than the end of the first 25% of the performance period. The achievement of performance goals established under the Cash Bonus Plan must be certified by the Committee before any bonus may be paid.

Amendment and Termination of the Cash Bonus Plan.  The Board may terminate or revoke the Cash Bonus Plan at any time and may amend the Cash Bonus Plan from time to time. However, no amendment will increase the annual per person limit on awards, expand the group of eligible participants or expand the business criteria on which performance goals may be based without stockholder approval. The Cash Bonus Plan may also be modified or amended by the Committee, as it deems appropriate, in order to comply with the tax rules related to deductibility of “performance-based” compensation.

Federal Tax Issues.  Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly held companies (this limitation is referred to herein as the “million dollar cap”), unless the compensation comes within certain exceptions. One exception to the million dollar cap is available for “performance-based compensation.” In order for taxable compensation to be within this exception to the million dollar cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more “outside” members of our Board, disclosure to the stockholders of the material terms of the performance-based bonus arrangement under which the bonus is to be paid, and approval by the stockholders of the plan under which the compensation is to be paid. Additional rules apply to the ongoing administration of such an arrangement in order for compensation to qualify as performance-based.

Bonuses payable under the Cash Bonus Plan are intended to be provided only on the attainment of the performance goals established by the Committee for the performance period for which the bonus is paid. Assuming the Cash Bonus Plan is put into effect in accordance with its terms, is approved by the our stockholders, and is administered in accordance with the provisions set forth therein, the taxable compensation payable under the Cash Bonus Plan should qualify as “performance-based compensation” under Section 162(m) of the Code and, therefore, is expected to be fully deductible by us.

Payments under the Cash Bonus Plan are expected to be taxable as ordinary income to participants upon receipt.

New Plan Benefits.  Subject to stockholder approval of the Cash Bonus Plan, the Committee will establish the first performance period under the plan and the applicable performance goals for participants for that first performance period. Because payments under the Cash Bonus Plan depend on future performance, the actual amounts we will pay under the plan with respect to the first performance period (and any future performance period) are not yet determinable.

The Board of Directors recommends voting “FOR” the proposal to approve the Cash Bonus Plan.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the meeting, stockholders will also vote on the proposal to ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP (“KPMG”), as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2007. Although the Company is not required to seek stockholder ratification of this appointment, the Board of Directors believes it is sound corporate governance to do so and that the Company’s stockholders should be given an opportunity to express their views on the appointment. While the Audit Committee is not bound by a vote against ratifying KPMG, the Audit Committee may consider the stockholders’ action in future years when determining whether to appoint KPMG as the Company’s independent registered public accounting firm.

The Board of Directors recommends voting “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.

PRE-APPROVAL POLICY FOR SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and permissible non-audit services performed by the Company’s independent registered public accounting firm, including the fees and terms of each engagement. The Audit Committee has delegated its pre-approval authority to one of its members, Mr. Botel, who is authorized to pre-approve all audit, review and attest services and non-audit services other than the fees and terms for the Company’s annual audit. Any pre-approvals pursuant to this delegated authority are reported to the Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has an Audit Committee that is currently composed of four directors, each of whom is independent in accordance with applicable NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board of Directors. Management is responsible for preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and for establishing and maintaining effective internal control over financial reporting. Management is also responsible for its assessment of the effectiveness of internal control over financial reporting, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and an audit of management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing and monitoring these activities on behalf of the Board of Directors. The Audit Committee also selects the Company’s independent registered public accounting firm. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm. The Audit Committee reviews with both the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risk.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the audited consolidated financial statements as of December 31, 2006 and for the year then ended, and management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting as of December 31, 2006. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm their independence. Further, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with the independence of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee

Robert S. Blank, Chairman
Max Botel
Thomas P. Costello
Michael A. Stolper

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected KPMG LLP to audit the Company’s financial statements for the fiscal year ended December 31, 2007. A representative of KPMG LLP is expected to be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

AUDIT FEES

The following is a description of the fees billed to the Company by KPMG LLP for the years ended December 31, 2006 and 2005.

Audit Fees:  Audit fees include those related to the audit of the Company’s consolidated financial statements and quarterly reviews of the consolidated financial statements of the Company for the quarterly and year-to-date periods during 2006 and 2005 and totaled approximately $2,405,000 in 2006 and $2,043,000 in 2005. These fees include amounts for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements, as well as fees for audit and other attestation services required by statute or regulation, comfort letters to underwriters, consents, and reviews of SEC filings. The audit fees for 2006 and 2005 also include amounts for services related to the opinions rendered under Section 404 of the Sarbanes-Oxley Act of 2002 on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

Audit Related Fees:  These fees include employee benefit plan audits, accounting consultation on proposed transactions and audit or attest services not required by statute or regulation and totaled approximately $150,000 in 2006 and $188,000 in 2005.

Tax Fees:  Tax fees include all tax services other than those included in “audit” and “audit related” and include fees for tax compliance, tax planning and tax advice and totaled approximately $533,000 in 2006 and $380,000 in 2005.

All Other Fees:  There were no fees for other non-audit services during 2006 or 2005.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by January 9, 2008, in order to be considered for inclusion in the Company’s proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company’s proxy soliciting material for the 2008 Annual Meeting of Stockholders. Stockholder proposals should be directed to the Company in care of the Company’s Secretary, at the address of the Company set forth on the first page of this proxy statement.

A stockholder of the Company may wish to have a proposal presented at the 2008 Annual Meeting of Stockholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the Company in care of the Company’s Secretary at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by March 24, 2008, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company’s 2008 Annual Meeting of Stockholders will have the right to exercise discretionary voting authority as to such proposal.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the SEC for its most recent fiscal year. Such written request should be directed to Investor Relations, at the address of the Company appearing on the first page of this proxy statement.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies.

The Company understands that a number of intermediaries will be “householding” the Company’s proxy materials and annual report. If you hold your shares of the Company’s stock through one of these intermediaries, a single proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of each of these documents to you if you contact Investor Relations at the address of the Company appearing on the first page of this proxy statement or at (215) 444-5335. If you hold your shares of the Company’s stock through an intermediary and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

If you currently receive multiple copies of the proxy statement and annual report and you would like to receive only one copy for your household in the future, you should contact your broker, bank or other nominee record holder, or you may contact the Company by writing to Investor Relations at the address of the Company appearing on the first page of this proxy statement.

Appendix A
ADVANTA CORP. OFFICE OF THE CHAIRMAN CASH BONUS PLAN
Effective as of April 2, 2007
     1. PURPOSE
     The Advanta Corp. Office of the Chairman Cash Bonus Plan (the “Plan”), as set forth herein, sets forth the terms and conditions pursuant to which certain cash bonuses may be payable to certain key executives of the Company. The Plan implements certain recommendations of the Compensation Committee of the Board and the Board regarding compensation of the members of the Office of the Chairman, and particularly certain recommendations regarding cash bonuses. The Plan is subject, in its entirety, to approval by the Company’s stockholders, consistent with the requirements of applicable Treasury Regulations promulgated pursuant to Code Section 162(m) relating to qualified performance-based compensation. The purpose of the Plan, as herein restated, is to provide performance-based cash bonus compensation for Participants based on the attainment of one or more performance goals or targets that are related to the financial success of the Company, and that are established from time to time by the Compensation Committee, as part of an integrated compensation program.
     2. DEFINITIONS
     The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:
          (a) “Board” or “Board of Directors” shall mean the board of directors of the Company.
          (b) “Bonus Schedule” shall mean the schedule pursuant to which each Participant’s bonus payable for each Performance Period is determined, based on the extent to which the performance goal or goals set forth therein have been achieved during the Performance Period, which schedule can be varied on a Participant by Participant basis, all as established at the discretion of the Compensation Committee.
          (c) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.
          (d) “Compensation Committee” shall mean the Compensation Committee of the Board of Directors, or such other committee established by the Board, in any case consisting exclusively of two or more Outside Directors, to act as the administration committee with respect to the Plan.
          (e) “Company” shall mean Advanta Corp.
          (f) “Designated Beneficiary” shall mean the person, if any, specified in writing by the Participant to receive any payments due to the Participant in the event of the

Participant’s death. In the event no person is specified by the Participant, the Participant’s estate shall be deemed to be the Designated Beneficiary.
          (g) “Effective Date” shall mean April 2, 2007.
          (h) “Outside Director” shall mean a member of the Board of Directors who is treated as an “outside director” for purposes of Code Section 162(m).
          (i) “Participant” shall mean each member of the Office of the Chairman.
          (j) “Performance-Based Bonus” shall mean the cash bonus payable to a Participant under Section 6(a).
          (k) “Performance-Based Compensation Rules” shall mean those provisions of Code Section 162(m) and regulations promulgated thereunder that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility applicable to certain compensation paid to executives in excess of $1,000,000.
          (l) “Performance Period” shall mean a calendar year or any other period (not more than a year) established by the Compensation Committee at its discretion, with respect to which a Bonus Schedule is established.
          (m) “Target Bonus” shall mean, for each Participant, a percentage, established by the Compensation Committee, of the Participant’s base salary in effect as of the date the Bonus Schedule for such Participant is established, and which is incorporated into the Bonus Schedule in effect for each Participant for each Performance Period.
     3. PARTICIPATION
     Each executive who is a member of the Office of the Chairman as of the date Bonus Schedules are established for a Performance Period shall be a Participant in the Plan for that Performance Period.
     4. TERM OF PLAN
     Subject to approval of the Plan by the stockholders of the Company, the Plan shall be in effect as of the Effective Date, and shall continue until terminated by the Board of Directors. Notwithstanding the foregoing, the Plan shall only continue in effect to the extent bonus payments may properly be characterized as “performance-based compensation” under the Performance-Based Compensation Rules. The material features of the Plan shall be disclosed to the Company’s stockholders, and the continuation of the Plan shall be subject to the approval of the Company’s stockholders, in each case to the extent required under the Performance-Based Compensation Rules.

     5. BONUS ENTITLEMENT
          (a) Achievement of Performance Goals. A Participant shall be entitled to receive a bonus with respect to a Performance Period in accordance with the provisions of Section 6 of the Plan only after certification in writing by the Compensation Committee that the performance goals, consistent with the provisions of Section 6, and as set forth in the Bonus Schedule applicable for such Performance Period, have been satisfied. Unless a different payment date is established by the Compensation Committee with respect to a Performance Period, the bonus payment with respect to a Performance Period shall be payable to the Participant on or about the May 1st that occurs following the end of such Performance Period. Except as may be otherwise provided by the Compensation Committee, at its discretion, no bonus payment shall be made to any Participant who is not employed by the Company as of the date of such payment.
          (b) Stockholder Approval Requirement. Notwithstanding anything to the contrary contained herein, no bonus shall be payable under the Plan without the prior disclosure of the material terms of the Plan to the stockholders of the Company and the approval of the Plan by such stockholders, in each case to the extent and in the manner required under the Performance-Based Compensation Rules.
     6. DETERMINATION OF PERFORMANCE-BASED COMPENSATION BONUS
          (a) Performance-Based Bonus. Each Participant, or the Designated Beneficiary of a deceased Participant, shall be entitled to a bonus with respect to a Performance Period that is equal to the amount determined by reference to the Bonus Schedule for such Participant and applicable for such Performance Period; provided, however, that any bonus payment may be reduced or eliminated at the discretion of the Compensation Committee, as provided in Section 6(d) below.
          (b) Performance Goals. The bonus payable to a Participant for a Performance Period shall be derived from the Bonus Schedule for that Performance Period depending on the attainment of one or more performance goals or targets as are specified on the Bonus Schedule for such Participant, which performance goals or targets shall be based on one or more of the following business criteria (which may be determined for these purposes either by reference to the Company as a whole or by reference to any one or more of its subsidiaries, operating divisions or other operating units): stock price, revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, productivity, level of managed assets, and near or long-term earnings potential, or any variation or combination of the preceding business criteria. The foregoing performance goals may be stated in absolute terms or may be expressed relative to performance in a specified prior period or to the performance of other specified enterprises. In addition, the Compensation Committee may utilize as an additional performance measure (to the extent consistent with the Performance-Based Compensation Rules) the attainment by a Participant of one or more personal objectives and/or goals that the Compensation Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility.

The measurement of the Company’s or a Participant’s achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which the Bonus Schedule for the Performance Period is established. In all cases, the Compensation Committee shall establish the Bonus Schedule for each Performance Period no later than 90 days after the beginning of the Performance Period (or no later than the end of the first 25% of the Performance Period if the Performance Period is less than a full year), and shall establish such Bonus Schedule in a manner that is consistent with the Performance-Based Compensation Rules. In the event a Bonus Schedule is not established for a Performance Period for a Participant for whom a Bonus Schedule was in effect for the preceding Performance Period, the Bonus Schedule for such Participant for the preceding Performance Period shall be treated as the Bonus Schedule for such Participant for the current Performance Period. For purposes of the limitations on payments set forth in Section 6(c), below, a Performance-Based Bonus potentially payable with respect to a Performance Period shall be considered to be a Performance-Based Bonus payable with respect to the calendar year within which such Performance Period ends. The use of a Performance Period that is less than a full year shall not require any reduction to the limitations on maximum permitted bonus payments under the Plan or require that less than a Participant’s full annual base salary be taken into account in determining bonuses payable or limits on payments. To the extent specified by the Compensation Committee in a Bonus Schedule or by other action taken by the Compensation Committee at the time the Bonus Schedule for a Performance Period is established, the measurement of specified performance goals may be subject to adjustment to exclude items of gain, loss or expense that are determined to be extraordinary or unusual in nature, infrequent in occurrence, related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principles, all as determined in accordance with standards published by the Financial Accounting Standards Board (or any predecessor or successor body) from time to time. In addition, equitable adjustments will be made to any performance goal related to Company stock (e.g., earnings per share) to reflect changes in corporate capitalization, including, without limitation, stock splits and reorganizations.
          (c) Maximum Permissible Performance-Based Bonus. Notwithstanding anything contained in the Plan to the contrary, for each Participant, the maximum Performance-Based Bonus with respect to any Performance Period shall be 200% of the Participant’s Target Bonus in effect for that Performance Period, and the maximum Performance-Based Bonus payable with respect to any one calendar year shall in no event exceed $4,600,000. For these purposes, each Performance-Based Bonus payable with respect to a Performance Period shall be considered as paid with respect to the calendar year which ends simultaneously with such Performance Period, or within which such Performance Period ends.
          (d) Committee Discretion. Notwithstanding the determination of a Participant’s bonus or bonuses under the provisions of this Section 6 (without regard to this Section 6(d)), the Compensation Committee may, at its sole discretion and at any time prior to the time a particular bonus is paid, reduce the amount of or totally eliminate any such bonus or bonuses to the extent the Compensation Committee determines that such reduction or elimination is appropriate under such facts and circumstances as the Compensation Committee deems relevant. In no event shall the Compensation Committee have the authority to increase the amount of any Participant’s bonus or bonuses as determined under the provisions of the Plan.

     7. PLAN ADMINISTRATION COMMITTEE
          (a) Powers. The Compensation Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Compensation Committee shall have the power to:
               (i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;
               (ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and
               (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.
The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Compensation Committee, and all such determinations shall be final and conclusive.
     (b) Indemnity. No member of the Compensation Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Compensation Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Compensation Committee shall be liable in any way for the acts or defaults of any other member of the Compensation Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his own membership on the Compensation Committee.
     (c) Participant Information. The Company shall furnish to the Compensation Committee in writing all information the Company deems appropriate for the Compensation Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Compensation Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Compensation Committee may correct any errors discovered in any such information.
     (d) Inspection of Documents. The Compensation Committee shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Compensation Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and beneficiary under the Plan.

     8. EFFECTIVE DATE, TERMINATION AND AMENDMENT
          (a) Effective Date of the Plan. Subject to stockholder approval of the Plan, the Plan shall be effective as of the Effective Date.
          (b) Amendment and Termination of the Plan. The Plan may be terminated or revoked by the Board at any time and amended by the Board from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that has been determined by the Compensation Committee to be due and payable, but has not yet been paid; and provided further that no modification to the Plan that would increase the amount of any bonus payable hereunder beyond the amount determined pursuant to Section 6 of the Plan shall be effective without (i) approval by the Compensation Committee, (ii) disclosure to the stockholders of the Company of such modification, and (iii) approval of such modification by the stockholders of the Company in a separate vote that takes place prior to the payment of any bonuses under such modified Plan provisions. The Plan may also be modified or amended by the Compensation Committee, as it deems appropriate, in order to comply with the Performance-Based Compensation Rules.
     9. MISCELLANEOUS PROVISIONS
          (a) Unsecured Creditor Status. A Participant entitled to a bonus payment hereunder shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, now or at any time in the future.
          (b) Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan, including any other bonus plan or arrangement as may currently be in place or as may be established hereafter.
          (c) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.
          (d) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Compensation Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.
          (e) Incapacity. If the Compensation Committee determines that a Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Compensation Committee to have incurred expense for such Participant or Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.
          (f) Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.
          (g) Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.
          (h) Interpretation. The Plan is intended to pay compensation only on the attainment of the performance goals set forth in the Bonus Schedule for the applicable Performance Period, in a manner that will exempt such compensation from the limitations on the deduction of certain compensation payments under Code Section 162(m). To the extent that any provision of the Plan would cause a conflict with the conditions required for such an exemption or would cause the administration of the Plan to fail to satisfy the applicable requirements for the performance-based compensation exemption under Code Section 162(m), such provision shall be deemed null and void to the extent permitted by applicable law.
     IN WITNESS WHEREOF, and as evidence of the adoption of the Plan, the Board has caused this document to be signed by a duly authorized officer this day of ____________, 2007.

ADVANTA CORP.

By:

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ADVANTA CORP.
     The undersigned, a stockholder of Advanta Corp. (the “Company”), hereby constitutes and appoints Dennis Alter, William A. Rosoff and Elizabeth H. Mai, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Monday, June 4, 2007, at 1:00 p.m. at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:
(Continued, and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD AUTHORITY
		the two nominees	to vote for the two nominees
		for director listed below	for director listed below
1.	Election of Directors Nominees:	☐	☐
01 Dennis Alter
02 Dana Becker Dunn

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
2.	To consider and act upon a proposal to approve the Advanta Corp. Office of the Chairman Cash Bonus Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting.
If not otherwise specified, the shares will be voted FOR the election of the two nominees for director and FOR proposals 2 and 3. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.
The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting, proxy statement and the Annual Report on Form 10-K of Advanta Corp. furnished herewith.
PLEASE SIGN AND MAIL PROMPTLY.

Signature	Signature	Date	, 2007

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
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OR

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OR

Mail
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NOT need to mail back your proxy card.